                                                    THIS FILING IS MADE PURSUANT
                                                    TO RULE 424 (b)(5) UNDER
                                                    THE SECURITIES ACT OF
PROSPECTUS SUPPLEMENT                               1933 IN CONNECTION WITH
(TO PROSPECTUS DATED DECEMBER 12, 1996)             REGISTRATION NO. 33-59195
--------------------------------------------------------------------------------
                                2,600,000 Shares
                            EXCEL REALTY TRUST, INC.
                                  Common Stock
--------------------------------------------------------------------------------

Excel Realty Trust, Inc. (the "Company") is a self-administered, self-managed real estate investment trust ("REIT") which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties which are primarily leased on a long-term basis to major retail companies throughout the United States. As of September 30, 1996, the Company owned or managed 40 shopping centers, 71 single tenant properties, three commercial properties and office buildings, and one additional property which is held for disposition. See "Business and Properties."

The 2,600,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "XEL." The last reported sales price of the shares of Common Stock on the NYSE on December 12, 1996 was $23.00 per share. See "Price Range of Common Stock and Distributions."

The shares of Common Stock are subject to certain restrictions on ownership designed to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Common Stock" and "Restrictions on Ownership of Capital Stock" in the accompanying Prospectus.

SEE "RISK FACTORS" ON PAGES S-6 TO S-9 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
       OFFENSE.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                                                Underwriting
                                             Price to           Discounts and         Proceeds to
                                              Public           Commissions(1)         Company(2)
------------------------------------------------------------------------------------------------------
Per Share..............................        $22.875              $0.92               $21.955
------------------------------------------------------------------------------------------------------
Total(3)...............................      $59,475,000         $2,392,000           $57,083,000
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $200,000 payable by the Company.

(3) The Company has granted the Underwriter an option to purchase up to 390,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriter, the total Price to Public will be $68,396,250, the total Underwriting Discounts and Commissions will be $2,750,800 and the total Proceeds to Company will be $65,645,450. See "Underwriting."

--------------------------------------------------------------------------------

The shares of Common Stock are offered by the Underwriter, subject to delivery by the Company and acceptance by the Underwriter, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriter is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New York, on or about December 18, 1996.

                       PRUDENTIAL SECURITIES INCORPORATED

December 12, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Unless otherwise indicated, the financial and statistical information contained in this Prospectus Supplement assumes that the Underwriter's over-allotment option will not be exercised. All references to the Company in this Prospectus Supplement include the Company and those entities owned or controlled by the Company, unless the context indicates otherwise.

                                  THE COMPANY

     The Company is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties which are primarily leased on a long-term basis to major retail companies throughout the United States. As of September 30, 1996, the Company owned or managed 40 shopping centers (the "Shopping Centers"), 71 single tenant properties (the "Single Tenant Properties"), three commercial properties and office buildings (the "Commercial Properties") and one additional property which is held for disposition. The Shopping Centers consist of neighborhood and community shopping centers which typically range from 100,000 to 200,000 square feet in size. The Single Tenant Properties typically are either anchor stores within shopping centers not owned by the Company or free standing properties located in commercial areas, with triple net leases which require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. The Commercial Properties consist of office buildings and commercial properties which the Company typically purchases at an attractive price to take advantage of a distressed situation or underutilized space. The Shopping Centers, Single Tenant Properties and Commercial Properties accounted for approximately 62%, 37% and 1%, respectively, of the annualized base rental income ("ABR") of the Company at September 30, 1996. As of September 30, 1996, the Company's 114 properties were located in 26 states, contained approximately 7.4 million square feet of gross leasable area ("GLA"), had an average age of seven years and were 97.3% leased.

     The Company emphasizes investments in retail properties where a substantial portion of such properties' GLA is subject to long-term net leases to national or regional retail tenants. The Company seeks to lease to national or regional retail tenants that market basic goods and services to consumers and enjoy a leading position in their respective industries.

     The Company's primary objective is to acquire, own and manage a portfolio of commercial retail properties that will provide cash for quarterly distributions to stockholders while protecting investor capital and providing potential for capital appreciation. The Company seeks to achieve this objective by (i) aggressively managing its existing properties, (ii) continuing to acquire well-located neighborhood and community shopping centers with tenants that have a national or regional presence and an established credit quality, (iii) disposing of mature properties to continually update its core property portfolio, and (iv) continuing to maintain a strong and flexible financial position to facilitate growth.

     Since the Company's public offering in August 1993, the Company has successfully acquired 40 properties for an aggregate purchase price of approximately $199.9 million (representing approximately 4.0 million square feet of GLA) and disposed of 21 properties for an aggregate sales price of approximately $38.0 million (representing approximately 724,000 square feet of GLA). In addition, for the nine months ended September 30, 1996 compared to the same period in the prior year, the Company increased its ABR from $44.0 million to approximately $46.1 million and increased its funds from operations from $19.1 million to approximately $23.2 million.

                                  THE OFFERING

Common Stock Offered Hereby.....................  2,600,000 shares(1)
Common Stock to be Outstanding after the
  Offering......................................  17,640,682 shares(1)(2)
Use of Proceeds.................................  To repay indebtedness outstanding under the
                                                  Company's unsecured revolving credit
                                                  facility. See "Use of Proceeds."
NYSE Symbol.....................................  XEL

---------------
(1) Does not include up to 390,000 shares of Common Stock that may be issued upon exercise of the Underwriter's over-allotment option.

(2) Does not include approximately 847,052 shares of Common Stock issuable upon the exercise of options and warrants which are presently outstanding and up to approximately 350,237 other shares of Common Stock issuable to various parties upon the occurrence of certain events as of September 30, 1996.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
  (IN THOUSANDS, EXCEPT FOR NUMBER OF OPERATING PROPERTIES AND PER SHARE DATA)

     The following table sets forth selected consolidated financial data for the Company. The consolidated financial data of the Company as of and for the nine months ended September 30, 1996 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                         NINE MONTHS
                                     ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1996       1995       1995       1994       1993        1992      1991
                                     --------   --------   --------   --------   ---------   --------   -------
OPERATING DATA:
Total revenue....................    $ 39,566   $ 39,928   $ 55,229   $ 41,014   $  22,525   $  5,827   $ 2,472
Depreciation and amortization....       5,552      5,103      6,933      6,887       4,186        608       280
Total operating expenses.........      13,516     15,772     22,403     14,165       9,235      3,357     1,162
Net operating income.............      26,050     24,156     32,826     26,849      13,290      2,470     1,310
Interest expense.................      14,911     14,038     22,458     14,190       9,360      2,218     1,340
Net income.......................      16,851     13,144     18,192     13,796       3,232        454        65
Net income per share.............        1.21       1.12       1.51       1.27        0.55       0.41      0.11
BALANCE SHEET DATA (AT END OF PERIOD):
Real estate after accumulated
  depreciation...................    $409,362   $374,578   $372,016   $349,255   $ 273,362   $112,971   $22,890
Total assets.....................     473,631    418,851    428,307    375,100     290,226    116,621    24,768
Mortgages payable................     143,661    198,158    123,813    201,157     113,487     89,442    14,582
Total debt.......................     230,785    210,234    219,629    211,202     128,264     93,343    15,119
Stockholders' equity.............     242,846    208,617    208,678    163,898     161,962     22,312     9,649
OTHER DATA:
EBITDA(1)........................    $ 37,314   $ 32,285   $ 47,583   $ 34,873   $  16,778   $  3,280   $ 1,685
Funds from operations(2).........      23,188     19,050     26,536     20,964       8,891        998       313
Cash flows provided (used):
  Operating activities...........      20,047     21,903     28,895     24,652       6,263      1,364       666
  Investing activities...........     (26,389)   (29,244)   (28,425)   (58,872)   (110,605)   (11,308)   (2,249)
  Financing activities...........       1,909      7,605      5,211     32,975     109,281      9,534     2,099
Distributions....................      18,660     10,427     16,264     18,604       8,881      1,156        65
Distributions per share(3).......        1.35       0.88       1.32       1.71        1.42       1.13      1.02
Common shares outstanding
  (weighted average).............      13,924     11,684     12,084     10,883       5,878      1,110       615
Gross leasable area (sq. ft. at
  end of period).................       7,400      7,700      7,374      7,163       5,866      2,158       516
Number of operating properties
  (at end of period).............         114        111        112        110          98         42         9

---------------
(1) For purposes of this calculation, EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period nor has it been presented as an alternative to earnings from operations as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(2) Funds from operations ("FFO") do not represent cash flows from operations and may not be comparable to similarly titled measures of other REITs. The Company believes that to facilitate a clear understanding of its operating results, however, FFO should be examined in conjunction with its net income. The Company is accounting for FFO as net income before gains or losses on sales of real estate (net of gains or losses on sales of undepreciated property), plus depreciation on real estate, amortization, amortized leasing commission costs and loan costs written off. Management believes that reductions for these charges are not meaningful in evaluating income-producing real estate, which historically has not depreciated. In May 1995, the National Association of Real Estate Investment Trusts (NAREIT) issued a clarification of its definition of FFO. Beginning in 1996, the Company revised its definition of FFO to exclude the amortization of loan costs and depreciation of furniture, equipment and vehicles as add-back items. FFO for periods prior to 1996 has been restated to conform with the revised definition.
(3) In April 1995, the Company adopted a policy of declaring distributions to stockholders of record on the first day of the succeeding quarter, instead of the last day of the current quarter. The payment date of 15 days following each quarter remained unchanged. Had the Company not changed its distribution declaration date, the distributions would have been $1.32 and $1.77 for the nine months ended September 30, 1995 and the year ended December 31, 1995, respectively.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus Supplement, in connection with an investment in the Common Stock offered hereby.

     This Prospectus Supplement includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Prospectus Supplement that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future captial expenditures, dividends and acquisitions (including the amount and nature thereof), the use of proceeds of this Offering, expansion and other development trends of the real estate industry, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements.

GENERAL REAL ESTATE INVESTMENT RISKS

     Economic Performance and Value of Centers Dependent on Many Factors. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climates, local conditions such as an oversupply of space or a reduction in demand for retail space in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs. In recent years, there has been a proliferation of new retailers and a growing consumer preference for value-oriented shopping alternatives that have, among other factors, heightened competitive pressures. In certain areas of the country, there may also be an oversupply of retail space. As a consequence, many companies in all sectors of the retailing industry have encountered significant financial difficulties. A substantial portion of the Company's income is derived from rental revenues from retailers in neighborhood and community shopping centers. Accordingly, no assurance can be given that the Company's financial results will not be adversely affected by these developments in the retail industry.

     Dependence on Rental Income from Real Property. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its properties on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically advantageous terms.

     Illiquidity of Real Estate Investments. Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, mortgage payments and, to the extent the properties are not subject to triple net leases, certain significant expenditures such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment, and should such events occur, the Company's income and funds for distribution would be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on such properties by the mortgagee.

     Risk of Bankruptcy of Major Tenants. The bankruptcy or insolvency of a major tenant or a number of smaller tenants may have an adverse impact on the properties affected and on the income produced by such properties. Under bankruptcy law, a tenant has the option of affirming (continuing) or rejecting (terminating) any unexpired lease. If the tenant affirms its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one years' lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

     Environmental Risks. Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

RELIANCE ON MAJOR TENANTS. As of September 30, 1996, the Company's two largest tenants were Wal-Mart Stores, Inc. and Kmart Corporation, which accounted for approximately 14.4% and 13.9%, respectively, of the Company's ABR as of such date. The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by either of such tenants, or any other major tenant of the Company, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire. In that regard, it has been reported in the media that Kmart is experiencing operating and financial difficulties. See "Business and Properties -- Principal Lessees."

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS. As of September 30, 1996, directors and executive officers of the Company beneficially owned approximately 7.5% of the Company's Common Stock (including shares representing approximately 4.0% of the Common Stock which may be acquired upon the exercise of options exercisable within 60 days). Accordingly, such persons should continue to have substantial influence over the Company and on the outcome of matters submitted to the Company's stockholders for approval.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     Ownership Limit. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of its capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include certain entities) during the last half of a taxable year. Furthermore, the Company's shares must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or proportionate part of a short tax year). In addition, if the Company, or an actual or constructive owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Certain Federal Income Tax Considerations to the Company of its REIT Election -- Taxation of the Company as a REIT" in the accompanying Prospectus. In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Company's Charter limits actual or constructive ownership of the outstanding shares of the Company's capital stock by a single person to 9.8% by value of the then outstanding shares of capital stock. See "Restrictions on Ownership of Capital Stock" in the accompanying Prospectus. Although the Company's Board of Directors presently has no intention of doing so, the Board of Directors could waive this restriction with respect to a particular stockholder if it were satisfied, based upon the advice of tax counsel or otherwise, that ownership by such stockholder in excess of the Ownership Limit (as defined in the accompanying Prospectus) would not jeopardize the Company's status as a REIT.

     Actual or constructive ownership of shares of capital stock in excess of the Ownership Limit will cause the violative transfer of ownership to be void with respect to the transferee as to that number of shares in excess of the Ownership Limit and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such purported transferee would have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Restrictions on Ownership of Capital Stock" in the accompanying Prospectus for additional information regarding the Ownership Limit.

     Staggered Board. The Board of Directors of the Company has three classes of directors, the terms of which will expire in 1997, 1998 and 1999. Directors for each class are chosen for a three-year term.

     The percentage ownership limit and the staggered terms for directors could have the effect of (i) delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest, (ii) deterring tender offers for the Common Stock that may be beneficial to the stockholders, or (iii) limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor attempted to assemble a block of shares of Common Stock in excess of the percentage ownership limit or otherwise to effect a change in control of the Company.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT. The Company currently has a policy of limiting the extent of its borrowing to approximately 50% of its total market capitalization (i.e., the sum of the aggregate market value of the Company's Common Stock, the liquidation preference of any preferred shares outstanding, and the Company's total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate the current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's funds from operations and ability to make expected distributions to stockholders and in an increased risk of default on its obligations.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT. The Company has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1987, and believes that, commencing with such taxable year, it has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code. Although the Company believes that it will continue to operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (determined without regard to the dividends-paid deduction and by excluding net capital gains). The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds assets in partnership form. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See "Certain Federal Income Tax Considerations to the Company of its REIT Election -- Failure to Qualify" in the accompanying Prospectus. The Company is relying on the opinion of Latham & Watkins, tax counsel to the Company, regarding various issues affecting the Company's ability to qualify, and continue to qualify, as a REIT. See "Legal Matters" herein and "Certain Federal Income Tax Considerations to the Company of its REIT
Election -- Taxation of the Company as a REIT" in the accompanying Prospectus. Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the Internal Revenue Service ("IRS") or any court.

     Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5% of the REIT's total assets on certain testing dates. See "Federal Income Tax

Considerations to the Company of its REIT Election -- Taxation of the Company as a REIT -- Requirements for Qualification" in the accompanying Prospectus. The Company believes that the aggregate value of the securities of ERT Development Corporation ("ERT") held by the Company are less than 5% of the value of the Company's total assets. In rendering its opinion as to the qualification of the Company as a REIT, Latham & Watkins is relying on the conclusions of the Company regarding the value of ERT.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations to the Company of its REIT
Election -- Taxation of the Company as a REIT -- Requirements for Qualification" in the accompanying Prospectus.

ADVERSE CONSEQUENCES OF FAILURE OF PARTNERSHIPS IN WHICH THE COMPANY IS A PARTNER TO QUALIFY AS PARTNERSHIPS FOR FEDERAL INCOME TAX PURPOSES. The Company holds a number of properties indirectly through partnerships. If the IRS were to successfully challenge the tax status of any such partnership as a partnership for federal income tax purposes, such partnership would be treated as an association taxable as a corporation. In such event, the character of the Company's assets held through such partnership and income derived from such partnership would change, which would preclude the Company from satisfying the asset tests and possibly the income tests (as imposed by the REIT provisions of the Code) and, in turn, would prevent the Company from qualifying as a REIT. The imposition of a corporate tax on any partnership treated as an association for tax purposes, combined with the loss of REIT status of the Company, would also materially adversely affect the amount of cash available for distribution to the Company and its stockholders. See "Federal Income Tax Considerations to the Company of its REIT Election -- Other Tax Matters" in the accompanying Prospectus.

                                  THE COMPANY

     The Company is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties which are primarily leased on a long-term basis to major retail companies throughout the United States. As of September 30, 1996, the Company owned or managed 40 shopping centers (the "Shopping Centers"), 71 single tenant properties (the "Single Tenant Properties"), three commercial properties and office buildings (the "Commercial Properties") and one additional property which is held for disposition. The Shopping Centers consist of neighborhood and community shopping centers which typically range from 100,000 to 200,000 square feet in size. The Single Tenant Properties typically are either anchor stores within shopping centers not owned by the Company or free standing properties located in commercial areas, with triple net leases which require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. The Commercial Properties consist of office buildings and commercial properties which the Company typically purchases at an attractive price to take advantage of a distressed situation or underutilized space. The Shopping Centers, Single Tenant Properties and Commercial Properties accounted for approximately 62%, 37% and 1%, respectively, of the annualized base rental income ("ABR") of the Company at September 30, 1996. As of September 30, 1996, the Company's 114 properties were located in 26 states, contained approximately 7.4 million square feet of gross leasable area ("GLA"), had an average age of seven years and were 97.3% leased.

     The Company emphasizes investments in retail properties where a substantial portion of such properties' GLA is subject to long-term net leases to national or regional retail tenants. The Company seeks to lease to national or regional retail tenants that market basic goods and services to consumers and enjoy a leading position in their respective industries.

     The Company's principal executive officers have worked together in acquiring and managing retail and commercial real estate for over 15 years and have administered the investments and affairs of the Company since 1989. As of September 30, 1996, management of the Company owned approximately 7.5% of the Company's Common Stock (including shares representing approximately 4.0% of the Common Stock which may be acquired upon the exercise of options exercisable within 60 days).

     The Company was incorporated under the laws of California in 1985 and reincorporated as a Maryland corporation in July 1993. The Company's executive offices are located at 16955 Via Del Campo, Suite 110, San Diego, California 92127, and the Company's telephone number is (619) 485-9400.

GROWTH STRATEGY

     The Company's primary objective is to acquire, own and manage a portfolio of commercial retail properties that will provide cash for quarterly distributions to stockholders while protecting investor capital and providing potential for capital appreciation. The Company seeks to achieve this objective by (i) aggressively managing its existing properties, (ii) continuing to acquire well-located neighborhood and community shopping centers with tenants that have a national or regional presence and an established credit quality, (iii) disposing of mature properties to continually update its core property portfolio, and (iv) continuing to maintain a strong and flexible financial position to facilitate growth.

     Since the Company's public offering in August 1993, the Company has successfully acquired 40 properties for an aggregate purchase price of approximately $199.9 million (representing approximately 4.0 million square feet of GLA) and disposed of 21 properties for an aggregate sales price of approximately $38.0 million (representing approximately 724,000 square feet of GLA). In addition, for the nine months ended September 30, 1996 compared to the same period in the prior year, the Company increased its ABR from $44.0 million to approximately $46.1 million and increased its funds from operations from $19.1 million to approximately $23.2 million.

  Aggressive Management

     The Company aggressively manages its properties, with an emphasis on maintaining high occupancy rates and a strong base of nationally recognized anchor tenants. In addition, the Company emphasizes monitoring of the physical condition of the properties and the financial condition of the tenants. The Company follows a schedule of regular physical maintenance with a view towards tenant expansion, renovations and refurbishing to preserve and increase the value of its properties. Renovations include upgrading of existing facades, updating signage, resurfacing parking lots and improving parking lot and exterior building lighting. Through the maintenance and repair of its own parking lots and roofs, the Company estimates that it saves approximately 30% of such costs annually.

     The Company employs approximately 15 property management personnel at its six field offices in Phoenix, Arizona; Orlando, Florida; Atlanta, Georgia; Lexington, Kentucky; Raleigh, North Carolina and Chattanooga, Tennessee. Each of the Company's field offices is responsible for managing the leasing, property management and maintenance of the Company's properties in its region. In addition, the Company employs a team of eight people at its Salt Lake City, Utah office whose efforts are dedicated solely to acquisitions and dispositions of the Company's properties.

     Over time, the Company will seek to increase cash flow and portfolio value primarily through contractual rent increases during the terms of its leases, reletting of existing space at higher rents, expansion of existing properties and the minimization of overhead and operating costs.

  Acquisition of Properties

     The Company intends to continue its portfolio focus on retail properties with predictable cash flow and growth potential. The Company seeks to expand its portfolio by acquiring well-located neighborhood and community shopping centers and other retail properties with tenants that have a national or regional presence and an established credit quality and that the Company believes will have the ability to make timely lease payments over the term of the lease. When acquiring properties, however, primary emphasis is placed on the quality of the location and comparable market rents as opposed to a particular tenant. The Company intends to continue to concentrate its property acquisitions in the southwestern and southeastern United States, where a majority of its current properties are located. Management believes that such emphasis will allow the Company to utilize its current property management and maintenance personnel in these areas. The Company may, however, acquire properties in other areas of the United States. Additionally, the Company intends to continue to evaluate its property type mix and may purchase from time to time other properties that the Company believes will meet its objective. The Company has presently identified 14 properties (with an aggregate purchase price in excess of $139.0 million) which meet its general investment objectives. There can be no assurance, however, that the acquisition of all or any of these properties will be consummated.

     During the nine months ended September 30, 1996, the Company acquired seven Shopping Centers, the aggregate cost of which was approximately $41.8 million. In connection with such purchases, the Company assumed $25.4 million of existing indebtedness.

     Acquisitions through Partnerships. The Company may from time to time enter into joint venture partnership arrangements with certain institutions for the purchase and management of properties. The Company may also from time to time acquire properties from unaffiliated property owners by forming partnerships and exchanging limited partnership units in such partnerships for the property owners' equity in the acquired properties. Such partnership units are generally exchangeable for shares of Common Stock under certain circumstances. The Company believes that this acquisition method may permit the Company to acquire properties at attractive prices from property owners wishing to enter into tax deferred transactions. In 1994, the Company acquired six properties through a single partnership using the foregoing structure. In 1995, the Company formed a second partnership, Excel Realty Partners, L.P., a Delaware limited partnership ("ER Partners"), to facilitate additional potential acquisitions. During the nine months ended September 30, 1996, ER Partners acquired six properties with a value of approximately $43.2 million in exchange for partnership units, assumption of mortgage debt and cash.

     Ground Lease Development. The Company may from time to time finance properties under development, provided that the developer of each such property has previously obtained (i) all necessary entitlements allowing completion of the property and (ii) signed leases from the principal tenant(s) who will occupy the property. Under this financing method, the Company purchases the undeveloped property and leases such property back to the developer, and upon completion, the Company has the option to purchase the development. The Company believes that this method of financing may give the Company opportunities to purchase developed properties at capitalization rates slightly above those which might otherwise be available after completion of development. The Company financed the development of five properties during the nine months ended September 30, 1996 using the foregoing financing method.

     A summary of acquisition activity since the Company's public offering in August 1993 is set forth below.

                                                                                                       PERCENT        PURCHASE
 ACQUISITION                                                             COMPANY'S     TOTAL GLA     LEASED AS OF      PRICE
     DATE               PROPERTY NAME                 LOCATION           INTEREST      (SQ.FT.)        09/30/96        (000S)
--------------    -------------------------    ----------------------    ---------     ---------     ------------     --------
3rd Qtr. 1996     Chili's                      Tucson, AZ                   100%          5,997           100%        $    507
3rd Qtr. 1996     Ruby Tuesday                 Tucson, AZ                   100           5,665           100              468
3rd Qtr. 1996     University Commons           Statesboro, GA               100          59,814           100            4,839
1st Qtr. 1996     Crossroads                   Statesville, NC              100         246,791           100           16,665
1st Qtr. 1996     Granville Corners            Oxford, NC                   100         136,549           100            8,203
1st Qtr. 1996     The Shops of Riverdale       Riverdale, GA                100          34,255            88            2,752
1st Qtr. 1996     Roanoke Landing              Williamston, NC              100         156,561            98            8,390
4th Qtr. 1995     Farrar Place                 Manchester, TN               100          39,220           100            2,306
4th Qtr. 1995     Hazel Path Shopping          Hendersonville, TN           100          68,345           100            3,786
                  Center
4th Qtr. 1995     Palmetto Crossing            Hilton Head, SC              100          40,920           100            3,306
3rd Qtr. 1995     Anson Station                Wadesboro, NC                100         130,800           100            6,478
3rd Qtr. 1995     Kinston Pointe               Kinston, NC                  100         170,166            88            8,217
2nd Qtr. 1995     Foothills Market             Jonesville, NC               100          44,350            91            2,355
2nd Qtr. 1995     Piney Grove Plaza            Kernersville, NC             100          49,709            98            3,143
2nd Qtr. 1995     Roxboro Square               Roxboro, NC                  100          98,980           100            5,275
2nd Qtr. 1995     Siler Crossing               Siler City, NC               100         132,639            96            6,672
2nd Qtr. 1995     Village Marketplace          Asheboro, NC                 100          87,800            96            6,026
4th Qtr. 1994     Chapel Square                Kannapolis, NC               100          45,450           100            2,959
3rd Qtr. 1994     Q-Club                       Scottsdale, AZ               100          44,374           100            5,207
2nd Qtr. 1994     Q-Club                       Phoenix, AZ                  100          44,374           100            5,179
2nd Qtr. 1994     Lexington Road Plaza         Versailles, KY               100         182,732           100           11,091
2nd Qtr. 1994     Sun Valley Plaza             Mesa, AZ                     100          80,678            79            3,012
2nd Qtr. 1994     Lake Wales Center            Lake Wales, FL               100         102,161           100            5,795
1st Qtr. 1994     Valley View Plaza            Marion, IN                   100(1)       30,000            88            1,877
1st Qtr. 1994     Stanly County Plaza          Albermarle, NC               100(1)       63,637            96            2,811
1st Qtr. 1994     London Marketplace           London, KY                   100         169,032           100            9,574
1st Qtr. 1994     Circle Center                Hilton Head, SC              100          65,313            99            6,946
1st Qtr. 1994     Lakewood Village             Celina, OH                   100(1)      113,897            96            4,434
1st Qtr. 1994     Woodland Plaza               Warsaw, IN                   100(1)       31,000            93            1,625
1st Qtr. 1994     Wabash Valley Plaza          Terre Haute, IN              100(1)       79,135            98            4,631
1st Qtr. 1994     Brooksville Square           Brooksville, FL              100(1)       96,562            89            5,084
1st Qtr. 1994     Lowes Home Centers, Inc.     Middletown, OH               100         126,400           100            6,248
1st Qtr. 1994     Lucky                        Phoenix, AZ                  100          28,217           100            1,346
1st Qtr. 1994     Kmart                        Atlantic, IA                 100          40,318           100            1,613
1st Qtr. 1994     Excel Building               San Diego, CA                100          19,942           100            2,515
1st Qtr. 1994     Kash n Karry                 Homosassa Springs, FL        100          29,600           100            1,080
4th Qtr. 1993     Covington Gallery            Covington, GA                100         172,482            99            9,110
4th Qtr. 1993     Ashland Square               Ashland, OH                  100         162,749           100            7,683
3rd Qtr. 1993     Galleria                     Scottsdale, AZ               100         670,000           100            6,000
3rd Qtr. 1993     Irving West                  Irving, TX                   100          70,056           100            4,729
                                                                                       ---------                      --------
Total                                                                                  3,976,670                      $199,937
                                                                                       =========                      ========

---------------
(1) The Company owns a 99.82% interest in these properties, as the sole general partner of the partnership holding the properties, E.H. Properties, L.P. The limited partner has an option to convert its equity interest of 0.18% into Common Stock of the Company at $22.25 per share. Upon such conversion, the partnership will be dissolved.

  Disposition of Properties

     The Company continually analyzes each asset in its portfolio and identifies those properties which can be sold or exchanged (to the extent consistent with REIT qualification requirements) for optimal sales prices (or exchange values) given prevailing market conditions and the particular characteristics of each property. Through this strategy, the Company seeks to continually update its core property portfolio by disposing of properties which have limited appreciation potential and redeploy capital into newer properties or properties where its aggressive management techniques may maximize property values. The Company engages from time to time in like-kind property exchanges (i.e., Code Section 1031 exchanges) which allow the Company to dispose of properties and redeploy proceeds in a tax efficient manner. Since the Company's public offering in August 1993, the Company has disposed of or exchanged 21 properties for an aggregate sales price (or exchange value) of approximately $38.0 million.

     The Company holds its properties for investment and the production of rental income, and not for sale to customers or other buyers in the ordinary course of the Company's business. If the Company were treated as holding properties for sale to customers in the ordinary course of its business, it would be subject to tax equal to 100% of its gain from each property sold or exchanged (with no offset allowed for properties sold at a loss). In addition, if the gain recognized in any taxable year from certain asset dispositions were to exceed specified limits, such gain could cause the disqualification of the Company as a REIT. See "Certain Federal Income Tax Considerations to the Company of its REIT Election -- Taxation of the Company as a REIT -- Sales or Dispositions of Assets" in the accompanying Prospectus. The Company intends to take appropriate measures before entering into any binding agreement to dispose of an asset to determine that such disposition will not result in the disqualification of the Company as a REIT.

     A summary of disposition activity since the Company's public offering in August 1993 is set forth below.

                                                                                                 SALES
    DISPOSITION                                                                    TOTAL GLA     PRICE
       DATE                      PROPERTY NAME                    LOCATION         (SQ. FT.)     (000S)
-------------------  -------------------------------------  ---------------------  ---------   ----------
4th Qtr. 1996        Mountain Jacks                         Mentor, OH                6,040     $  1,078
3rd Qtr. 1996        Q-Club Pad                             Phoenix, AZ              24,000(2)       517
3rd Qtr. 1996        Kmart(1)                               Fargo, ND                55,552        1,172
1st Qtr. 1996        Kindercare                             Ventura, CA               7,472          814
4th Qtr. 1995        Kmart(1)                               Goose Creek, SC          72,897        1,916
4th Qtr. 1995        Talley Plaza                           Phoenix, AZ             225,870       16,335
4th Qtr. 1995        Osco Drug(1)                           Phoenix, AZ              25,625          747
4th Qtr. 1995        Kmart(1)                               Casa Grande, AZ          50,000          750
3rd Qtr. 1995        Payless ShoeSource                     Veradale, WA              3,010          545
2nd Qtr. 1995        Safeway                                Colorado Springs, CO     44,240        3,334
2nd Qtr. 1995        Safeway                                Houston, TX              50,848        2,807
2nd Qtr. 1995        Safeway                                Chehalis, WA             24,960        1,524
1st Qtr. 1995        Osco Drug(1)                           Mesa, AZ                 24,789        1,091
1st Qtr. 1995        Chester's                              Roseville, MN             5,000          377
4th Qtr. 1994        Lucky(1)                               Champaign, IL            29,427        1,597
2nd Qtr. 1994        Miami Wings & Things                   Miami, FL                 2,768          384
2nd Qtr. 1994        Otero Savings & Loan                   Pueblo, CO                4,000          263
1st Qtr. 1994        Safeway(1)                             Odessa, TX               44,382          844
1st Qtr. 1994        Diversified Hospitality Group, Inc.    League City, TX           1,675          196
4th Qtr. 1993        Green Mill                             St. Paul, MN             14,240          791
4th Qtr. 1993        Fuddruckers                            Tucson, AZ                7,500          898
                                                                                    -------      -------
     Total                                                                          724,295     $ 37,980
                                                                                    =======      =======

---------------
(1) The Company received a lease termination fee from this tenant in addition to sales proceeds.

(2) Represents total square footage of land.

FINANCING STRATEGY

     The Company intends to finance future acquisitions with the most advantageous sources of capital available to the Company at that time, which may include the sale of Common Stock, preferred stock or debt securities through public offerings or private placements, the incurrence of additional indebtedness through secured or unsecured borrowings, and the reinvestment of proceeds from the disposition of assets. The Company's financing strategy is to maintain a strong and flexible financial position by (i) maintaining a low level of leverage (i.e., a ratio of debt to total market capitalization of 50% or less), (ii) maintaining a large pool of unencumbered properties, (iii) managing its variable rate exposure, (iv) amortizing existing mortgages over the term of the leases for such mortgaged properties, and (v) maintaining a low distribution payout ratio (i.e., distributions paid in respect of a year as a percentage of FFO for such year).

     After giving effect to the Offering, the Company's ratio of debt to total market capitalization at September 30, 1996 on a pro forma basis would be approximately 29%. In addition, since the repayment in full of the Company's REMIC in December 1995 (as described below), approximately 69% of the Company's portfolio of properties is unencumbered.

     The Company may seek variable rate financing from time to time if such financing appears advantageous in light of then-prevailing market conditions. In such case, the Company will consider hedging against interest rate risk through interest rate protection agreements, interest rate swaps or other means.

     In December 1995, the Company obtained an unsecured, two-year revolving credit facility (the "Unsecured Revolving Credit Facility") of up to $150.0 million from a group of six banks led by The First National Bank of Boston ("FNBB"). Upon obtaining the Unsecured Revolving Credit Facility, the Company borrowed $82.8 million and used approximately $76.0 million of such borrowings to repay in full the outstanding balance of the Company's securitized mortgage financing known as a real estate mortgage investment conduit ("REMIC"), and the balance to repay in full the Company's former secured revolving credit facility with FNBB (the "Secured Revolving Credit Facility") and for loan fees. With the Company's unsecured real estate base at September 30, 1996, the Company had an additional $34.4 million available under the Unsecured Revolving Credit Facility. See "Certain Indebtedness."

     The Company's distribution payout ratio for the period ended September 30, 1996 was approximately 80%, allowing the Company to retain capital to maintain the quality of its portfolio, as well as to develop and expand properties. Distribution payout ratio represents distributions divided by FFO (as defined in Note 2 to the Selected Consolidated Financial Data).

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses) are approximately $56.9 million ($65.4 million if the Underwriter's over-allotment option is exercised in full). The Company presently intends to use the net proceeds of the Offering to repay indebtedness outstanding under the Unsecured Revolving Credit Facility. Borrowings under the Unsecured Revolving Credit Facility bear interest at a rate of LIBOR plus 1.75% (approximately 7.2% at September 30, 1996), are available for, among other things, acquisitions and working capital, and mature in December 1997.

     Pending such use, the Company may invest proceeds of the Offering in short-term investment grade, income producing investments such as investments in commercial paper, government securities or money market funds that invest in government securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996, and as adjusted to give effect to the Offering and the anticipated use of proceeds of the Offering as described under "Use of Proceeds."

                                                                      AS OF SEPTEMBER 30, 1996
                                                                  OUTSTANDING       AS ADJUSTED(2)
                                                                  -----------       ---------------
                                                                           (IN THOUSANDS)
Debt:
  Notes payable(1)............................................     $  78,267           $  21,384
  Mortgages payable...........................................       143,661             143,661
                                                                    --------            --------
     Total debt...............................................     $ 221,928           $ 165,045
                                                                    ========            ========
Stockholders' equity:
  Preferred stock, par value $.01 per share, 10,000,000 shares
     authorized, none issued or outstanding...................            --                  --
  Common stock, par value $.01 per share, 100,000,000 shares authorized, 15,023,564 shares issued and outstanding and
     17,623,564 shares issued and outstanding, as
     adjusted(3)..............................................           150                 176
  Additional paid-in capital..................................       254,490             311,347
  Accumulated distributions in excess of net income...........       (11,794)            (11,794)
                                                                    --------            --------
     Total stockholders' equity...............................     $ 242,846           $ 299,729
                                                                    --------            --------
          Total capitalization................................     $ 464,774           $ 464,774
                                                                    ========            ========

---------------
(1) Includes approximately $75.0 million outstanding under the Unsecured Revolving Credit Facility as of September 30, 1996.

(2) Assumes that the Underwriter does not exercise the over-allotment option.

(3) Does not include approximately 847,052 shares of Common Stock issuable upon the exercise of options and warrants presently outstanding and up to approximately 350,237 other shares of Common Stock issuable to various parties upon the occurrence of certain events as of September 30, 1996.

                      SELECTED CONSOLIDATED FINANCIAL DATA
  (IN THOUSANDS, EXCEPT FOR NUMBER OF OPERATING PROPERTIES AND PER SHARE DATA)

     The following table sets forth selected consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and the Condensed Consolidated Financial Statements and Notes thereto included in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1996, each incorporated by reference herein. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1996.

                                                  NINE MONTHS
                                                     ENDED
                                                 SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                             ---------------------     ---------------------------------------------------
                                               1996         1995         1995       1994       1993       1992      1991
                                             --------     --------     --------   --------   --------   --------   -------
OPERATING DATA:
Total revenue..............................  $ 39,566     $ 39,928     $ 55,229   $ 41,014   $ 22,525   $  5,827   $ 2,472
Depreciation and amortization..............     5,552        5,103        6,933      6,887      4,186        608       280
Total operating expenses...................    13,516       15,772       22,403     14,165      9,235      3,357     1,162
Net operating income.......................    26,050       24,156       32,826     26,849     13,290      2,470     1,310
Interest expense...........................    14,911       14,038       22,458     14,190      9,360      2,218     1,340
Net income.................................    16,851       13,144       18,192     13,796      3,232        454        65
Net income per share.......................      1.21         1.12         1.51       1.27       0.55       0.41      0.11
BALANCE SHEET DATA (AT END OF PERIOD):
Real estate after accumulated
  depreciation.............................  $409,362     $374,578     $372,016   $349,255   $273,362   $112,971   $22,890
Total assets...............................   473,631      418,851      428,307    375,100    290,226    116,621    24,768
Mortgages payable..........................   143,661      198,158      123,813    201,157    113,487     89,442    14,582
Total debt.................................   230,785      210,234      219,629    211,202    128,264     93,343    15,119
Stockholders' equity.......................   242,846      208,617      208,678    163,898    161,962     22,312     9,649
OTHER DATA:
EBITDA(1)..................................  $ 37,314     $ 32,285     $ 47,583   $ 34,873   $ 16,778   $  3,280   $ 1,685
Funds from operations(2)...................    23,188       19,050       26,536     20,964      8,891        998       313
Cash flows provided (used):
  Operating activities.....................    20,047       21,903       28,895     24,652      6,263      1,364       666
  Investing activities.....................   (26,389)     (29,244)     (28,425)   (58,872)  (110,605)   (11,308)   (2,249)
  Financing activities.....................     1,909        7,605        5,211     32,975    109,281      9,534     2,099
Distributions..............................    18,660       10,427       16,264     18,604      8,881      1,156        65
Distributions per share(3).................      1.35         0.88         1.32       1.71       1.42       1.13      1.02
Common shares outstanding (weighted
  average).................................    13,924       11,684       12,084     10,883      5,878      1,110       615
Gross leasable area (sq. ft. at end of
  period)..................................     7,400        7,700        7,374      7,163      5,866      2,158       516
Number of operating properties (at end of
  period)..................................       114          111          112        110         98         42         9

---------------
(1) For purposes of this calculation, EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period nor has it been presented as an alternative to earnings from operations as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(2) FFO does not represent cash flows from operations and may not be comparable to similarly titled measures of other REITs. The Company believes that to facilitate a clear understanding of its operating results, however, FFO should be examined in conjunction with its net income. The Company is accounting for FFO as net income before gains or losses on sales of real estate (net of gains or losses on sales of undepreciated property), plus depreciation on real estate, amortization, amortized leasing commission costs and loan costs written off. Management believes that reductions for these charges are not meaningful in evaluating income-producing real estate, which historically has not depreciated. In May 1995, the National Association of Real Estate Investment Trusts (NAREIT) issued a clarification of its definition of FFO. Beginning in 1996, the Company revised its definition of FFO to exclude the amortization of loan costs and depreciation of furniture, equipment and vehicles as add-back items. FFO for periods prior to 1996 has been restated to conform with the revised definition.

(3) In April 1995, the Company adopted a policy of declaring distributions to stockholders of record on the first day of the succeeding quarter, instead of the last day of the current quarter. The payment date of 15 days following each quarter remained unchanged. Had the Company not changed its distribution declaration date, the distributions would have been $1.32 and $1.77 for the nine months ended September 30, 1995 and the year ended December 31, 1995, respectively.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     Since the Company's public offering in August 1993, the Company's Common Stock has been listed on the NYSE under the symbol "XEL." The following sets forth the high and low closing sales prices for the Common Stock for the fiscal periods indicated as reported by the NYSE and the distributions per share paid by the Company with respect to each such period.

     On December 12, 1996, the last reported sales price of the Common Stock on the NYSE was $23.00.

                                                               HIGH         LOW       DISTRIBUTIONS
                                                              -------     -------     -------------
1994
  First Quarter...........................................    $22.250     $18.125        $ 0.415
  Second Quarter..........................................    $20.875     $19.500        $ 0.430
  Third Quarter...........................................    $20.375     $18.000        $ 0.430
  Fourth Quarter..........................................    $18.375     $15.625        $ 0.430
1995
  First Quarter...........................................    $19.125     $16.375        $ 0.430
  Second Quarter..........................................    $20.750     $18.125        $ 0.000(1)
  Third Quarter...........................................    $20.125     $19.000        $ 0.445
  Fourth Quarter..........................................    $21.125     $18.250        $ 0.445
1996
  First Quarter...........................................    $20.875     $19.125        $ 0.445
  Second Quarter..........................................    $21.250     $18.000        $ 0.460
  Third Quarter...........................................    $22.500     $19.500        $ 0.460
  Fourth Quarter (through December 12)....................    $23.875     $21.500        $ 0.460(2)

---------------
(1) In April 1995, the Company adopted a policy of declaring distributions to stockholders of record on the first day of the succeeding quarter, instead of the last day of the current quarter. The payment date of 15 days following each quarter remained unchanged.

(2) On December 10, 1996, the Company declared a fourth quarter 1996 distribution of $0.46 per share payable to all stockholders of record on January 1, 1997. Purchasers of the Common Stock offered hereby are entitled to participate in such fourth quarter distribution.

     Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant, and there can be no assurance that distributions will be made at historical rates, or at all.

     Distributions by the Company to the extent of its current earnings and profits for federal income tax purposes are taxable to stockholders as ordinary dividend income (unless such distributions are designated as capital gain distributions). Distributions in excess of earnings and profits generally are treated as a non-taxable return of capital to the extent of a stockholder's basis in the Common Stock. A return of capital distribution has the effect of deferring taxation until a stockholder's sale of the Common Stock. See "Certain Federal Income Tax Considerations to Holders of Common Stock." The Company has determined that approximately 72.7% of the distributions paid during 1995 represented ordinary dividend income to its stockholders and approximately 27.3% represented return of capital. Distributions paid during 1994 have been determined by the Company to be comprised of approximately 86.2% ordinary dividend income and 13.8% return of capital.

DIVIDEND REINVESTMENT PLAN

     The Company has implemented a dividend reinvestment plan under which common stockholders may elect to automatically reinvest their distributions in shares of Common Stock. The Company may, from time to time, repurchase shares of Common Stock in the open market for purposes of fulfilling its obligations under this dividend reinvestment plan or may elect to issue additional shares of Common Stock.

                            BUSINESS AND PROPERTIES

PROPERTY PORTFOLIO

     The Company's properties consist of 40 Shopping Centers, 71 Single Tenant Properties, three Commercial Properties and one additional property which is held for disposition. As set forth in the following table, such properties were located in 26 states, contained approximately 7.4 million square feet of GLA and generated approximately $46.1 million in ABR as of September 30, 1996.

                                                                                               PERCENT OF
                                                                                                SCHEDULED
                                 NUMBER OF     PERCENT        TOTAL GLA    ANNUALIZED BASE     ANNUAL BASE
             STATE               PROPERTIES     LEASED        (SQ. FT.)     RENTAL INCOME     RENTAL INCOME
-------------------------------  ----------    --------       ---------    ---------------    -------------
Alabama                                3         100.0%          94,329      $   530,585            1.2%
Arizona                               13          97.1          802,618        6,048,433           13.1
Arkansas                               2         100.0          105,459          528,883            1.1
California                             2          87.6           34,558          627,831            1.4
Colorado                               3         100.0          156,776          627,770            1.4
Florida                                6          97.6          542,822        3,536,452            7.7
Georgia                                7          97.8          565,912        4,091,119            8.9
Illinois                               9         100.0          397,127        2,596,479            5.6
Indiana                               13          95.4          490,302        2,693,471            5.8
Iowa                                   3         100.0          104,208          562,969            1.2
Kentucky                               4          99.2          612,696        3,726,985            8.1
Louisiana                              1         100.0           41,293          228,671            0.5
Michigan                               3         100.0          107,614          555,691            1.2
Minnesota                              2         100.0           12,263          185,324            0.4
Missouri                               4          61.4          188,957        1,116,859            2.4
Nebraska                               3         100.0           70,513          429,978            0.9
New Jersey                             1         100.0           55,552          271,780            0.6
North Carolina                        12          97.1        1,363,432        8,312,372           18.0
Ohio                                   5          99.1          449,823        2,326,240            5.0
Oklahoma                               1         100.0           45,510          280,344            0.6
Pennsylvania                           3         100.0          180,288        1,156,348            2.5
South Carolina                         3          98.9          148,363        1,164,181            2.5
Tennessee                              3          98.7          297,169        1,297,067            2.8
Texas                                  6         100.0          301,066        1,874,205            4.1
Virginia                               1         100.0          193,238        1,124,764            2.4
Wisconsin                              1         100.0           59,097          218,017            0.5
                                     ---          ----        ---------        ---------      -----------
     Total                           114          97.3%(1)    7,420,985      $46,112,818(2)       100.0%
                                     ===          ====        =========        =========      ===========

---------------
(1) Percent of total GLA leased as of September 30, 1996.

(2) Includes income from space leased for which rent is being paid but which is not presently occupied. See "Single Tenant Properties" table below.

     The following table contains a summary of certain information regarding the Company's properties as of September 30, 1996.

                                              GROSS LEASABLE AREA                    ANNUALIZED BASE RENTAL INCOME
                                           -------------------------                 -----------------------------
                                                        PERCENT OF     PERCENT                        PERCENT OF
              PROPERTY TYPE                 SQ.FT.     COMPANY TOTAL   LEASED          AMOUNT        COMPANY TOTAL
-----------------------------------------  ---------   -------------   -------       -----------     -------------
Shopping Centers.........................  4,541,281        61.2%        97.2%       $28,568,293          62.0%
Single Tenant Properties.................  2,828,819        38.1        100.0         17,003,742          36.9
Commercial Properties....................     50,885         0.7         91.5            540,783           1.1
                                           ---------       -----        -----        -----------         -----
          Total..........................  7,420,985       100.0%        97.3%(1)    $46,112,818(2)      100.0%
                                           =========       =====        =====        ===========         =====

---------------
(1) Percent of total GLA leased as of September 30, 1996.

(2) Includes income from space leased for which rent is being paid but which is not presently occupied. See "Single Tenant Properties" table below.

     Shopping Centers. The Company's Shopping Centers consist of 40 neighborhood and community centers that are leased primarily to major retail companies. The Shopping Centers typically range from 100,000 to 200,000 square feet in size, and as of September 30, 1996 contained approximately 4.5 million square feet of GLA and accounted for approximately 62% of the Company's ABR. The table below sets forth certain pertinent information regarding the Shopping Centers as of September 30, 1996.

                                            ANNUALIZED                                                 PERCENT OF
                                      ----------------------   PERCENT OF                                CENTER         LEASE
               TOTAL                     BASE                    TOTAL                                 LEASED BY    EXPIRATION OF
                GLA        NUMBER       RENTAL      RENT PER     CENTER             PRINCIPAL          PRINCIPAL      PRINCIPAL
  LOCATION   (SQ.FT.)    OF TENANTS     INCOME       SQ.FT.      LEASED             TENANT(S)          TENANT(S)      TENANT(S)
------------ ---------   ----------   -----------   --------   ----------   -------------------------  ----------   -------------
ARIZONA
  Mesa
    Sun
      Valley
    Shopping
     Ctr....   107,533       19       $   625,459    $ 5.82         88%               ABCO                  33%          2001
                                                                             Phoenix Newspaper Inc.         20           2001
    Kmart
    Plaza...   182,581       12           730,983      4.00        100                Kmart                 65           1998
  Phoenix
    Metro
    Marketplace...   251,156     39     2,176,972      8.67         96              Toys-R-Us               18           2014
                                                                                    Sheplers                17           1997
                                                                                    Officemax               13           2001
CALIFORNIA
  Burbank
  Sony/Kinko
 Building...    14,616        2           507,216     34.70        100                Sony                  72           1999
                                                                                      Kinko                 28           1998
FLORIDA
 Brooksville
 Brooksville
Square(1)...    96,391       23           697,088      7.23         95               Publix                 44           2007
                                                                                    Walgreen                13           2037
  Deland
   Northgate
    Shopping
     Ctr....   186,074        8         1,254,131      6.74        100                Kmart                 60           2018
                                                                                     Publix                 30           2013
  Lake Wales
    Eastgate
   Center...   102,161        2           613,843      6.01        100                Kmart                 93           2019
  Leesburg
    Leesburg
   Square...    91,846       15           644,699      7.02         90               Publix                 43           2006
                                                                                    Walgreen                14           2026
GEORGIA
  Atlanta
    Shops of
Riverdale...    34,255       11           345,080     10.07         87           Famous Footwear            16           2005

                                            ANNUALIZED                                                 PERCENT OF
                                      ----------------------   PERCENT OF                                CENTER         LEASE
               TOTAL                     BASE                    TOTAL                                 LEASED BY    EXPIRATION OF
                GLA        NUMBER       RENTAL      RENT PER     CENTER             PRINCIPAL          PRINCIPAL      PRINCIPAL
  LOCATION   (SQ.FT.)    OF TENANTS     INCOME       SQ.FT.      LEASED             TENANT(S)          TENANT(S)      TENANT(S)
------------ ---------   ----------   -----------   --------   ----------   -------------------------  ----------   -------------
GEORGIA--(CONTINUED)
  Covington
   Covington
  Gallery...   174,882       18       $ 1,047,853    $ 5.99         98%               Kmart                 49%          2016
                                                                                     Ingles                 25           2011
  Perry
    Perry
    Marketplace...   179,973     15     1,108,475      6.16         97                Kmart                 53           2017
                                                                                     Kroger                 21           2012
                                                                                   B.C. Moore                9           2008
  Statesboro
  University
  Commons...    59,814        8           527,032      8.81        100               Publix                 80           2014
INDIANA
  Marion
    Valley
    View
 Plaza(1)...    29,975       11           195,187      6.51         75           Webb's Hallmark            16           1999
  Terre
    Haute
    Wabash
    Valley
 Plaza(1)...    79,135        9           442,473      5.59         84          Supervalue Store            58           2009
  Warsaw
    Woodland
 Plaza(1)...    31,000       14           229,953      7.42         93              Shoe Show               15           1999
                                                                                 Broadway Video             13           1997
KENTUCKY
  Elizabethtown
    Kmart
    Plaza...   130,466        8           774,382      5.94         99                Kmart                 70           2017
                                                                                    Food Lion               22           2011
  Glasgow
    Highland
  Commons...   130,466        6           701,407      5.38         97                Kmart                 70           2017
                                                                                    Food Lion               22           2012
  London
    London
    Marketplace...   169,032      7     1,037,764      6.14        100                Kmart                 56           2018
                                                                                     Kroger                 24           2014
                                                                                     Goody's                12           2003
  Versailles
   Lexington
    Road
    Plaza...   182,732        9         1,213,432      6.64        100                Kmart                 52           2018
                                                                                     Kroger                 33           2014
NORTH
  CAROLINA
  Albemarle
    Stanly
    County
 Plaza(1)...    63,637       17           359,500      5.65         95               Ingles                 50           2008
  Ashboro
    Village
    Marketplace...    87,800     26       669,111      7.62         97            Harris-Teeter             34           2008
                                                                                   Old America              19           2000
  Jonesville
   Foothills
   Market...    44,350        6           246,230      5.55         91              Food Lion               56           2008
                                                                                  Family Dollar             14           2000
  Kannapolis
    Chapel
   Square...    45,450        7           365,822      8.05        100              Food Lion               64           2013
                                                                                      Revco                 19           2008
 Kenersville
    Piney
    Grove
    Plaza...    49,709        9           358,418      7.21        100             Lowe's Food              64           2008
                                                                                  Scotty Drugs              12           1998
  Kinston
    Kinston
   Pointe...   170,166       24           865,495      5.09         89              Wal-Mart                53           2011
                                                                                    Food Lion               15           2011

                                            ANNUALIZED                                                 PERCENT OF
                                      ----------------------   PERCENT OF                                CENTER         LEASE
               TOTAL                     BASE                    TOTAL                                 LEASED BY    EXPIRATION OF
                GLA        NUMBER       RENTAL      RENT PER     CENTER             PRINCIPAL          PRINCIPAL      PRINCIPAL
  LOCATION   (SQ.FT.)    OF TENANTS     INCOME       SQ.FT.      LEASED             TENANT(S)          TENANT(S)      TENANT(S)
------------ ---------   ----------   -----------   --------   ----------   -------------------------  ----------   -------------
NORTH
 CAROLINA--(CONTINUED)
  Oxford
   Granville
  Corners...   136,549       26       $   866,128    $ 6.34         98%             Wal-Mart                52%          2012
                                                                                  Byrd's Foods              20           2011
  Roxoboro
    Roxoboro
   Square...    98,980       16           579,329      5.85        100              Wal-Mart                70           2009
                                                                                      Cato                   6           1999
  Siler City
    Siler
 Crossing...   132,639       16           697,681      5.26         96       Rose's Department Store        34           2008
                                                                                    Food Lion               19           2008
                                                                                   Belk-Yates               17           2008
                                                                                      REVCO                  6           2003
                                                                                      Cato                   5           1998
 Statesville
  Crossroads
   Center...   246,791       34         1,633,431      6.62        100              Wal-Mart                48           2011
                                                                                   Bi-Lo Foods              13           2011
                                                                                      Cato                   4           2001
                                                                                     Goody's                 9           2001
  Wadesboro
    Anson
  Station...   130,800       18           706,592      5.40         99              Wal-Mart                40           2008
                                                                                     BCMoore                14           2004
                                                                                    Food Lion               19           2008
                                                                                      REVCO                  6           2004
 Williamston
    Roanoke
  Landing...   156,561       24           964,636      6.16         99              Wal-Mart                45           2011
                                                                                   Winn-Dixie               23           2011
                                                                                      REVCO                  5           2006
                                                                                      Cato                   3           2001
OHIO
  Ashland
    Ashland
   Square...   163,168       15           883,529      5.41        100              Wal-Mart                42           2010
                                                                                    Food Town               26           2010
                                                                                   JC Penneys               14           2008
  Celina
    Lakewood
    Village(1)...   113,897     10        544,461      4.78         96              Wal-Mart                60           2010
                                                                                     Ulmans                 16           2005
SOUTH
  CAROLINA
  Hilton
    Head
    Circle
   Center...    65,313       14           635,436      9.73         99                Bi-Lo                 56           2012
                                                                                      Revco                 13           2004
  Hilton
    Head
    Palmetto
 Crossing...    40,920        6           305,456      7.46         98              Food Lion               71           2010
TENNESSEE
  Hendersonville
    Hazel
    Path
  Commons...    68,345       17           448,435      6.56         95              Food Lion               42           2010
                                                                                      Cato                   9           1999
  Knoxville
    Chapman
    Ford
    Crossing(2)...   185,604     16       495,328      2.67        100              Wal-Mart                51           2010
                                                                                    Food Lion               16           2010
                                                                                     Goody's                14           2000
  Manchester
    Farrar
    Place...    43,220        5           353,304      8.17        100              Food-Lion               67           2016
                                                                                    Rite Aid                16           1999

                                            ANNUALIZED                                                 PERCENT OF
                                      ----------------------   PERCENT OF                                CENTER         LEASE
               TOTAL                     BASE                    TOTAL                                 LEASED BY    EXPIRATION OF
                GLA        NUMBER       RENTAL      RENT PER     CENTER             PRINCIPAL          PRINCIPAL      PRINCIPAL
  LOCATION   (SQ.FT.)    OF TENANTS     INCOME       SQ.FT.      LEASED             TENANT(S)          TENANT(S)      TENANT(S)
------------ ---------   ----------   -----------   --------   ----------   -------------------------  ----------   -------------
TEXAS
  Irving
    Irving
    West
    Shopping
   Center...    70,056       18       $   591,780    $ 8.45        100%            Winn Dixie               64%          2007
VIRGINIA
  Norton
    VA-KY
    Regional
    Shopping
    Ctr.....   193,238       21         1,124,764      5.82        100              Wal-Mart                45           2009
                                                                                     Ingles                 17           2009
                                                                                     Goody's                16           1999
             ---------                -----------   --------
    Total... 4,541,281                $28,568,293    $ 6.29
              ========                 ==========   =======

---------------
(1) The Company owns a 99.82% interest in these properties, as the sole general partner of the partnership holding the properties, E.H. Properties, L.P. The limited partner has an option to convert its equity interest of 0.18% into Common Stock of the Company at $22.25 per share. Upon such conversion, the partnership will be dissolved.

(2) The Company owns a 50.0% interest in this property.

     Single Tenant Properties. The Company's Single Tenant Properties consist of 71 properties leased primarily to major retail companies. Approximately 80% of the Company's ABR derived from Single Tenant Properties is attributable to properties located within shopping centers not otherwise owned by the Company, while approximately 20% of such ABR comes from free standing properties located in commercial areas. In general, the leases on the Single Tenant Properties require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. The Single Tenant Properties contained approximately 2.8 million square feet of GLA and accounted for approximately 37% of the Company's ABR as of September 30, 1996. The table below sets forth certain pertinent information regarding the Single Tenant Properties as of September 30, 1996.

                                                                                                 ANNUALIZED
                                                                                         ---------------------------
                                                                              TOTAL         BASE
                                                                               GLA         RENTAL        RENT PER        LEASE
   LOCATION                  TENANT                      SUBTENANT          (SQ.FT.)       INCOME         SQ.FT.       EXPIRATION
---------------  -------------------------------  -----------------------  -----------   -----------   -------------   ----------
ALABAMA
  Muscle Shoals  Kroger(1)                        Sack N Save                   42,130      $252,780      $  6.00         2007
  Muscle Shoals  Super X(1)                       Handy TV                      10,069        60,414         6.00         2007
  Scottsboro     Kroger(1)                        Bruno's (Food World)          42,130       217,391         5.16         2007
ARKANSAS
  Pine Bluff     Kmart(1)                         Country Market                60,842       288,232         4.74          2006
  Sherwood       Safeway(1)                       Harvest Foods                 44,617       240,651         5.39         2002
ARIZONA
  Mesa           Lucky(1)                         ABCO                          29,827       126,438         4.24         2002
  Phoenix        Lucky(1)                         ABCO                          28,217       154,620         5.48         2001
  Phoenix        Q-Club                                                         44,374       720,795        16.24         2019
  Phoenix        Q-Club                                                         44,374       707,127        15.94         2019
  Tucson         Chili's                                                         5,997        69,000        11.51         2005
  Tucson         Lucky(2)                                                       29,700       149,779         5.04         2003
  Tucson         Ben Franklin Crafts                                            25,800       135,545         5.25         2005
  Tucson         Ruby Tuesday                                                    5,665        63,500        11.21         2011
  Yuma           Longs(1)                         Payless Drugs                 25,834       113,050         4.38         2001
COLORADO
  Brighton       Wal-Mart                                                       94,220       343,021         3.64         2008
  Durango        Kmart(1)                         Payless Drugs                 50,000       201,738         4.03         2003
  Pueblo         United Artists                                                 12,556        83,011         6.61         2002
FLORIDA
  Brandon        Lucky/Kash N Karry(3)                                          36,750       202,582         5.51         2002
  Homosassa      Lucky/Kash N Karry(3)                                          29,600       124,110         4.19         2002
    Springs
GEORGIA
  Albany         (4)                                                            72,897       810,500        11.12         1997
  East Albany    Kroger(1)                        JH Harvey                     34,019       197,612         5.81         2007
  East Albany    SuperX(1)                        Rite Aid                      10,069        54,567         5.42         2007
IOWA
  Atlantic       Kmart                                                          40,318       160,000         3.97         2005
  Coralville     Lucky/Eagle(5)                                                 28,875       172,669         5.98         2006
  Dubuque        Lucky/Eagle(5)                                                 35,015       230,300         6.58         2000
ILLINOIS
  Decatur        Lucky/Eagle(5)                                                 29,000       181,996         6.28         2003
  Moline         Lucky/Eagle(5)                                                 38,681       227,420         5.88         2001
  New Lenox      Lucky/Eagle(5)                                                 39,410       259,016         6.57         2002
  Orland Hills   Wal-Mart                                                      114,513       824,075         7.20         2009
  Ottawa         Kroger                                                         44,088       278,866         6.33         2007
  Peoria         Lucky/Eagle(5)                                                 30,000       208,133         6.94         2003
  Springfield    Lucky/Eagle(5)                                                 30,000       180,090         6.00         2002
  Sterling       Lucky/Eagle(5)                                                 40,265       229,748         5.71         2000
  Waterloo       Kroger(1)                        National Super Markets        31,170       207,135         6.65         2007

                                                                                                 ANNUALIZED
                                                                                         ---------------------------
                                                                              TOTAL         BASE
                                                                               GLA         RENTAL        RENT PER        LEASE
   LOCATION                  TENANT                      SUBTENANT          (SQ.FT.)       INCOME         SQ.FT.       EXPIRATION
---------------  -------------------------------  -----------------------  -----------   -----------   -------------   ----------
INDIANA
  Decatur        Wal-Mart                                                       72,200      $324,301      $  4.49         2009
  Fort Wayne     Kindercare                                                      4,584        49,694        10.84         2000
  Hobart         Eagle(2)                                                       29,300       190,792         6.51         2003
  Indianapolis   Kindercare                                                      4,212        49,694        11.80         2000
  Indianapolis   Kindercare                                                      4,452        49,694        11.16         2000
  Indianapolis   Kindercare                                                      4,268        49,694        11.64         2000
  Indianapolis   Kindercare                                                      4,452        21,600         4.85         2000
  Michigan City  Eagle                                                          29,000       158,000         5.45         2003
  Terre Haute    Lowes Home Center                                             104,259       557,786         5.35         2013
  Wabash         Wal-Mart                                                       93,465       374,604         4.01         2008
LOUISIANA
  West Monroe    Safeway(1)                       Brookshire Grocery            41,293       228,671         5.54         2002
MICHIGAN
  Big Rapids     Wal-Mart                                                       91,440       337,628         3.69         2008
  Dearborne      Mountain Jacks                                                  9,914       150,000        15.13         2006
    Heights
  Kalamazoo      Kindercare                                                      6,260        68,063        10.87         2005
MINNESOTA
  Maplewood      Egghead Discount                                                2,880        40,320        14.00         1997
MISSOURI
  Fenton         Kinderdare                                                      4,659        22,560         4.84         1997
  High Ridge     Kindercare                                                      4,654        32,299         6.94         2000
  Springfield    Kmart                                                         106,747       400,000         3.75         2007
  St. Charles    (4)                                                            72,897       662,000         9.08         1997
NEBRASKA
  Grand Island   Autoworks                                                       5,671        68,303        12.04         2008
  Hastings       Autoworks                                                       4,000        48,900        12.23         2008
  Omaha          Kmart                                                          60,842       312,775         5.14         2006
NEW JERSEY
  Somerville     Kmart                                                          55,552       271,780         4.89         2007
OHIO
  Mentor         Mountain Jacks                                                  6,040       107,250        17.76         2005
  Middletown     Lowes Home Supply                                             126,400       650,000         5.14         2013
  Waverly        Kmart                                                          40,318       141,000         3.50         2006
OKLAHOMA
  Muskogee       Safeway(1)                       Homeland                      45,510       280,344         6.16         2002
PENNSYLVANIA
  Clearfield     Kroger(1)                        Super Value                   31,170       210,000         6.74         2007
  Pittsburgh     Kroger(1)                        Giant Eagle                   34,026       266,680         7.84         2007
  Wyomissing     Wal-Mart                                                      115,092       679,668         5.91         2008
SOUTH CAROLINA
  James Island   Kroger(1)                        Bi Lo                         42,130       223,289         5.30         2007
TEXAS
  DeSoto         Kmart                                                          72,897       299,910         4.11         2005
  Houston        Diversified Hospitality Grp(2)                                  1,675        42,887        25.60         2011
  Houston        Diversified Hospitality Grp(2)                                  1,675        30,568        18.25         2011
  Missouri City  Kroger                                                         44,183       229,289         5.19         2002
  Temple         Wal-Mart                                                      110,580       679,771         6.15         2008
WISCONSIN
  Berlin         Wal-Mart                                                       59,097       218,017         3.69         2009
                                                                             ---------   -----------       ------
    Total                                                                    2,828,819   $17,003,742      $  6.01
                                                                             =========   ===========       ======

---------------
(1) Property is subleased. Nevertheless, the tenant under the lease remains responsible for payment of all rents due under such lease.

(2) Property is currently unoccupied. Nevertheless, the tenant under the lease remains responsible for payment of all rents due under such lease.

(3) This property was originally built by Lucky for its subsidiary Kash n Karry Food Stores, Inc. Lucky has subsequently sold such subsidiary but remains obligated under this lease.

(4) The Company received a lease termination fee from the former tenant of this property, which is treated as pre-paid rent and is being amortized using the straight line method over the estimated time to re-lease or sell the related property.

(5) This property was originally built by Lucky for its subsidiary Eagle Food Centers, Inc. Lucky has subsequently sold such subsidiary but remains obligated under this lease.

     Commercial Properties. The Company's Commercial Properties consist of two office buildings and one commercial property, which contained approximately 50,000 square feet of GLA and accounted for approximately 1% of the Company's ABR as of September 30, 1996. Although the Company's stated focus is on retail-oriented properties, under certain circumstances the Company may acquire properties that are not necessarily retail-oriented, but where management views an opportunity to take advantage of a distressed situation or underutilized space and is able to purchase the property at an attractive price. The table below sets forth certain pertinent information regarding the Commercial Properties as of September 30, 1996.

                                                       ANNUALIZED                                         PERCENT OF     LEASE
                                                   -------------------                                     PROPERTY    EXPIRATION
                            TOTAL                    BASE                PERCENT OF                       LEASED BY        OF
                             GLA        NUMBER      RENTAL    RENT PER    PROPERTY        PRINCIPAL       PRINCIPAL    PRINCIPAL
        LOCATION          (SQ. FT.)   OF TENANTS    INCOME    SQ. FT.      LEASED         TENANT(S)       TENANT(S)    TENANT(S)
------------------------  ---------   ----------   --------   --------   ----------   ------------------  ----------   ----------
ARIZONA
  Scottsdale
    Genzyme Corp.           21,560         1       $275,165    $12.76        100%     Genzyme Corp.           100%        2005
CALIFORNIA
  San Diego
    Excel Building          19,942         7        120,615      6.05         79      Excel Realty Trust       32          N/A
MINNESOTA
  Stillwater
    Stillwater
      Government Bldg.       9,383         4        145,003     15.45        100      Washington County        76         2000
                          ---------                --------   --------       ---
    Total                   50,885                 $540,783    $11.42
                           =======                 ========   =======

PRINCIPAL LESSEES

     Wal-Mart Stores, Inc. ("Wal-Mart") is the Company's largest lessee in terms of both GLA and ABR, representing approximately 20.8% of the Company's GLA and approximately 14.4% of the Company's ABR at September 30, 1996. Wal-Mart is the nation's largest retailer and operates approximately 2,000 discount department stores and over 400 warehouse clubs. WalMart is listed on the NYSE and currently has credit ratings of AA from Standard and Poor's Corporation ("Standard and Poor's") and Aa2 from Moody's Investors Service, Inc. ("Moody's"). Of the 18 stores which Wal-Mart currently leases from the Company, ten contained GLA of over 80,000 square feet and 12 were less than five years old as of September 30, 1996.

     Kmart Corporation ("Kmart") is the Company's second largest lessee in terms of both GLA and ABR, representing approximately 18.4% of the Company's GLA and approximately 13.9% of the Company's ABR at September 30, 1996. Kmart's principal business is general merchandise retailing through a chain of discount department stores. It is one of the world's largest retailers based on sales volume. Kmart has experienced flat or declining earnings in recent periods and has announced plans to eliminate a significant number of jobs and close certain of its existing stores. Kmart's current credit ratings are B2 and B+ according to Moody's and Standard and Poor's, respectively. Kmart has closed five stores that were leased from the Company. The Company received lease termination fees with respect to five of these properties, three of which were subsequently sold. The Company is currently in the process of re-leasing or selling the other two properties. Of the 17 stores which Kmart currently leases from the Company, ten contained GLA of over 80,000 square feet and eight were less than five years old as of September 30, 1996. Should Kmart in the future announce additional store closures, the Company believes that Kmart would continue its lease payments for the term of the leases unless lease termination fees were negotiated, or that the properties could be re-leased at rental rates which would not cause a material loss of revenue for the Company. However, the Company cannot fully predict the effect on the Company of material deterioration in Kmart's financial position.

     Wal-Mart and Kmart are publicly-traded companies, and financial and other information regarding these lessees is on file with the Securities and Exchange Commission.

     Other significant lessees include three major operators of retail supermarkets: The Kroger Co. ("Kroger"), Lucky Stores, Inc. ("Lucky") and Food Lion, Inc. ("Food Lion"). Leases to Kroger (including SuperX Drugs Corporation, on whose leases Kroger is a guarantor) involve 14 properties and accounted for approximately 6.8% of the Company's GLA and 7.0% of its ABR at September 30, 1996. Kroger's primary focus is combination food and drug stores (with over 1,300 supermarkets operating in 1995), and it also operates food wholesaling and specialty retailing businesses at various locations. Kroger is listed on the NYSE, and its current credit ratings are Ba1 and BB+ according to Moody's and Standard and Poor's, respectively. Lucky (including Eagle Food Centers, Inc. and Kash n Karry Food Stores, Inc., on whose leases Lucky is a guarantor) leases 15 properties, representing approximately 6.5% of the Company's GLA and 6.1% of its ABR at September 30, 1996. Lucky, a national supermarket chain, is owned by American Stores, Inc., a NYSE company which currently has credit ratings of Baa2 and BBB+ from Moody's and Standard and Poor's, respectively. Food Lion leases 11 properties from the Company, accounting for approximately 4.1% of the Company's GLA and 4.3% of its ABR at September 30, 1996. Food Lion is a major operator of retail supermarkets in the United States and Canada, is listed on the NYSE and currently has credit ratings of A2 and A- according to Moody's and Standard and Poor's, respectively.

     The Company's lessees also include other companies with a national or regional presence, such as Sports & Fitness Clubs of America, Inc., Lowe's Home Centers, Inc., Publix Super Markets, Inc., Safeway, Inc. and The Cato Corporation. As of September 30, 1996, over 82% of the Company's ABR was derived from major national or regional lessees.

     Certain information as of September 30, 1996 with respect to the ten largest lessees of the Company is set forth in the following table.

                                               GROSS LEASABLE AREA         ANNUALIZED BASE RENTAL INCOME
                                           ---------------------------     -----------------------------
                             NUMBER OF                    PERCENT OF                        PERCENT OF
LESSEE                        LEASES        SQ. FT.      COMPANY TOTAL       AMOUNT        COMPANY TOTAL
---------------------------  ---------     ---------     -------------     -----------     -------------
Wal-Mart...................      18        1,543,281          20.8%        $ 6,617,848          14.4%
Kmart......................      17        1,367,770          18.4           6,409,160          13.9
Kroger.....................      14          504,249           6.8           3,242,026           7.0
Lucky(1)...................      15          483,640           6.5           2,795,693           6.1
Food Lion..................      11          303,000           4.1           2,002,029           4.3
Sports & Fitness Club......       2           88,748           1.2           1,382,979           3.0
Publix.....................       4          185,721           2.5           1,283,740           2.8
Lowe's.....................       2          230,659           3.1           1,207,786           2.6
Safeway....................       3          131,420           1.8             749,666           1.6
Cato Stores................      14           83,550           1.1             676,631           1.5
                                 --
                                           ---------          ----         -----------          ----
  Total....................     100        4,922,038          66.3%        $26,367,558          57.2%
                                 ==        =========          ====         ===========          ====

---------------
(1) Figures include two currently unoccupied properties for which Lucky remains responsible for payment of all rents due under the leases.

     Certain leases related to the lessees in the table above have either been subleased or assigned to such party. Nevertheless, the original lessee under the lease remains responsible for payment of all rents and other obligations due under such lease. An assignment of the lease would not affect the terms of the lease. Generally, all subtenants are currently required to pay the same rent to the lessee as the lessee is required to pay to the Company. Subleased properties generally have been subleased for a term that is approximately the same as the remaining term of the lease. In the event that the subtenant defaults under the sublease and vacates the property, or in the event that the term of the sublease expires earlier than the term of the lease, the property could remain unoccupied until a new subtenant is located. In any event, the original lessee will remain responsible for payment of all rents and other obligations due under the lease for the full remaining term of the lease.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the directors and executive officers of the Company:

                  NAME                     AGE                         POSITION
-----------------------------------------  ---     ------------------------------------------------
Gary B. Sabin............................  42      Chairman, President and Chief Executive Officer
Richard B. Muir..........................  41      Director, Executive Vice President and Secretary
Graham R. Bullick, Ph.D..................  46      Senior Vice President and Assistant Secretary
Ronald H. Sabin..........................  46      Senior Vice President
David A. Lund............................  44      Chief Financial Officer
S. Eric Ottesen..........................  41      Senior Vice President and General Counsel
Mark T. Burton...........................  36      Senior Vice President Acquisitions
Boyd A. Lindquist........................  58      Director
D. Charles Marston.......................  80      Director
Robert E. Parsons, Jr....................  41      Director
Bruce A. Staller.........................  57      Director
John H. Wilmot...........................  54      Director

     Gary B. Sabin has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since January 1989. Mr. Sabin has served as Chief Executive Officer of various companies since his founding of a property management company and its affiliates starting in 1977. He has been active in diverse aspects of the financial services industry, including the evaluation and negotiation of real estate acquisitions, management, financing and disposition.

     Richard B. Muir has served as Director, Executive Vice President and Secretary of the Company since January 1989. Mr. Muir has served as an officer and director for various affiliates of the Company since 1978, primarily in administrative and executive capacities, including asset acquisition, financing and management.

     Graham R. Bullick, Ph.D. has served as Senior Vice President and Assistant Secretary of the Company since January 1991. Previously, Dr. Bullick was associated with the Company as a Director from 1991 to 1992. From 1985 to 1991, Dr. Bullick served as Vice President and Chief Operations Officer for Gemini Properties Inc., an Arizona-based real estate investment firm, where his responsibilities included acquisition and financing of investment real estate projects.

     Ronald H. Sabin has served as Senior Vice President of the Company since January 1989. Mr. Sabin has served as an officer or otherwise been employed by affiliates of the Company since 1979, primarily providing property management services. Mr. Sabin has managed the Company's properties for 15 years. He is a licensed real estate broker and a licensed property and casualty insurance agent. Ronald Sabin is the brother of Gary Sabin.

     David A. Lund has served as Chief Financial Officer of the Company since 1994 and as a Vice President of the Company since 1988. Mr. Lund has served as an officer and director of certain affiliates of the Company since 1983.

     S. Eric Ottesen has served as General Counsel of the Company since January 1995 and as Senior Vice President since October 1995. Previously, Mr. Ottesen was a senior partner in a San Diego law firm from 1987 to 1995.

     Mark T. Burton has served as Senior Vice President Acquisitions of the Company since October 1995 and as a Vice President of the Company since January 1989. Mr. Burton has been associated with the Company, its predecessor and its affiliates since 1983, primarily in the evaluation and selection of property acquisitions.

     Boyd A. Lindquist has served as a Director of the Company since February 1992. Mr. Lindquist is presently President, Chief Executive Officer and a Director of Republic Bank. Prior to joining Republic Bank in July 1991, Mr. Lindquist served since prior to 1987 as President and Chief Executive Officer of the Bank of

San Diego, where he was responsible for the management of the six-branch bank. Mr. Lindquist has over 30 years experience in managing financial institutions.

     D. Charles Marston has served as a Director of the Company since February 1992. Mr. Marston is the owner and designated supervising broker for Acacia Realty, a real estate brokerage firm specializing in commercial real estate in northern San Diego County, California. Since prior to 1987, Mr. Marston has served as a mediator with the Mediation Tribunal Associations for the U.S. District Court, Detroit, Michigan, and the Wayne County Circuit Court in Michigan. Mr. Marston was a senior partner and litigation counsel for the firm of Marston, Sachs, Nunn, Kahn, Kadushin and O'Hare until his retirement in 1980.

     Robert E. Parsons, Jr. has served as a Director of the Company since January 1989. Mr. Parsons is presently Executive Vice President and Chief Financial Officer of Host Marriott Corporation, a company he joined in 1981. He also serves as a Director and an officer of several Host Marriott subsidiaries, and as a Director of Merrill Financial Corporation, a privately-held real estate company.

     Bruce A. Staller has served as a Director of the Company since its inception. Prior to establishing Bruce Atwater Staller, Registered Investment Advisor in 1995, Mr. Staller served as President and Director of First Wilshire Securities Management, Inc., a privately-held securities brokerage firm, from 1988 to 1995. Mr. Staller is also a founder and Director of The Monrovia Schools Foundation, Inc., a privately-held company which provides financial support to the Monrovia Unified School District.

     John H. Wilmot has served as a Director of the Company since 1989. Mr. Wilmot, individually and through his wholly-owned corporations, develops and manages real property, primarily in the Phoenix/Scottsdale area, and has been active in such business since prior to 1989.

     The Company has entered into separate employment agreements with Gary Sabin, Richard Muir, Ronald Sabin and Graham Bullick. Each of these agreements is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either the Company or said employees to terminate the contract voluntarily by giving at least three months' prior written notice. Each of the employment agreements contains severance provisions which provide that, under certain circumstances, the employee is entitled to a lump sum severance payment in an amount of up to one and one-half times the greater of (i) the highest compensation paid under the agreement for any employment year or (ii) the compensation payable for the employment year in which the agreement is terminated.

                              CERTAIN INDEBTEDNESS

     In December 1995, the Company obtained an unsecured, two-year revolving credit facility (the "Unsecured Revolving Credit Facility") of up to $150.0 million from a group of six banks led by FNBB. Upon obtaining the Unsecured Revolving Credit Facility, the Company borrowed $82.8 million and used approximately $76.0 million of such borrowings to repay in full the outstanding balance of the Company's REMIC, and the balance to repay in full the Company's Secured Revolving Credit Facility and for loan fees. Borrowings under the Unsecured Revolving Credit Facility bear interest at a rate of LIBOR plus 1.75% (approximately 7.2% at September 30, 1996) and are available for, among other things, acquisitions, working capital and repayment of indebtedness. The principal amount outstanding under the Unsecured Revolving Credit Facility is due in December 1997. At September 30, 1996, outstanding borrowings under the Unsecured Revolving Credit Facility totalled approximately $75.0 million.

     The actual amount available to the Company under the Unsecured Revolving Credit Facility is dependent upon the Company's meeting certain covenants and ratios. These covenants and ratios include, among others, (i) the Company's total unsecured debt must be no more than 50% of the value of the Company's unencumbered real estate assets, (ii) a debt service coverage ratio of at least 1.6:1 on the Company's total unsecured debt, (iii) the Company's maximum recourse debt (other than the Unsecured Revolving Credit Facility) is limited to 10% of the Company's total indebtedness, (iv) the ratio of total debt to "fair market" net worth (valuing the Company's properties at a 10% capitalization rate less total liabilities) must not exceed 1:1 from the date of the loan until the Company's first equity offering after such date and 0.9:1 thereafter until the Company becomes an investment-grade rated company, at which point the ratio reverts to 1:1, (v) the Company's maximum secured debt is limited to 40% of total assets, (vi) the ratio of earnings before interest, depreciation and amortization ("EBIDA") (adjusted for development properties) to interest expense must be at least 2:1, (vii) the ratio of EBIDA (adjusted for development properties) to fixed charges must be at least 1.75:1, (viii) the ratio of the Company's net operating income to interest expense on unsecured debt must not be less than 2.25:1, and (ix) certain debt restrictions at the investment partnership level (including, without limitation, ER Partners).

     With the Company's unsecured real estate base at September 30, 1996, the Company had an additional $34.4 million available under the Unsecured Revolving Credit Facility. Subsequent to September 30, 1996, the Company has borrowed an additional $22.8 million under the Unsecured Revolving Credit Facility.

     The Company also has a $4.0 million line of credit that is collateralized by certain notes receivable, and an unsecured $1.0 million revolving bank line. At September 30, 1996, $1.7 million was available under these lines. Subsequent to September 30, 1996, the Company has repaid $1.6 million that was outstanding.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                           TO HOLDERS OF COMMON STOCK

     The following summary of certain federal income tax considerations to holders of Common Stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of Common Stock will vary depending upon such holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, including, without limitation, life insurance companies, certain financial institutions, dealers in securities or currencies, stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "-- Taxation of Tax-Exempt Stockholders"), foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States, except to the extent discussed under the heading "-- Taxation of Non-U.S. Stockholders." In addition, the summary below does not consider the effects of any foreign, state, local or other tax laws that may be applicable to prospective stockholders.

     This discussion does not address any aspects of federal income taxation to the Company relating to its election to be taxed as a REIT. A summary of certain federal income tax considerations to the Company of its election to be taxed as a REIT is provided in the accompanying Prospectus.

     EACH INVESTOR SHOULD REFER TO THE PROSPECTUS FOR A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION. EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of Common Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as long-term capital gains (or short-term capital gains if the shares have been held for one year or less), provided that the shares have been held as a capital asset. Dividends declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock and capital gain dividends, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain.

     Upon any sale or other disposition of shares of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with the correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a 401(k) plan, that holds the Common Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its distributions on such stock will be subject to tax. In addition, under some circumstances certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding stock, including Common Stock, could be subject to tax on a portion of their distributions on such stock even if their Common Stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit provisions (see the discussion in the Prospectus under the heading "Description of Common Stock -- Restrictions on Ownership" and "Restrictions on Ownership of Capital Stock"), however, should prevent this result in most cases.

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of his particular circumstances, including, for example, if the investment in the Company is connected to the conduct by a Non-U.S. Stockholder of a U.S. trade or business. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business or, if an income tax treaty applies, as attributable to a U.S. permanent establishment of the Non-U.S. Stockholder. Distributions that are effectively connected with such a trade or business or are attributable to such a U.S. permanent establishment will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such distributions, and are generally not subject to withholding. Any such distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Pursuant to current Treasury Regulations, distributions paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty would be required to satisfy certain certification requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to distributions from a REIT, such as the Company. Certain certification requirements must be satisfied to be exempt from withholding under the effectively connected income and permanent establishment exemptions discussed above.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, the Company is required to treat all distributions as if made out of current or accumulated earnings and profits. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company. A Non-U.S. Stockholder may obtain such a refund by filing the appropriate claim for refund with the IRS.

     Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. The Company is required to withhold 35% of any such distribution that could be designated by the Company as a capital gain dividend. Any such withheld amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

     Sale of Common Stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock generally will not be subject to United States taxation unless such shares constitute a

"United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Common Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Company believes that at the closing of the Offering it will be a "domestically controlled REIT," and, therefore, that the sale of shares of Common Stock will not be subject to taxation under FIRPTA. However, because the shares of Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a "domestically controlled REIT." In addition, FIRPTA does not apply to gain recognized upon a sale of shares of a class of the Company's stock regularly traded on an established securities market by a Non-U.S. Stockholder holding (during specified periods) 5% or less of such class of Common Stock. Notwithstanding the foregoing, gain from the sale or exchange of shares of stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if either (i) investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business (or, if an income tax treaty applies, as attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above) or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     If the Company is not or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded" (as defined by applicable Treasury Regulations), on an established securities market (e.g., the NYSE) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If gain on the sale or exchange of shares of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. The 10% withholding tax will not apply if the shares are "regularly traded" on an established securities market during the calendar year in which such sale or disposition occurs; moreover, regular United States income tax will not be imposed on such gain if the shares are so traded and if the Non-U.S. Stockholder does not own, actually or constructively, 5% or more of the stock of the Company during certain specified periods.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gain dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S.

Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The backup withholding and information reporting rules would be revised by recently proposed Treasury Regulations. The proposed Treasury Regulations would, if adopted, alter the foregoing rules in certain aspects. Among other things, the proposed Treasury Regulations provide certain presumptions under which Non-U.S. Stockholders may be subject to backup withholding in the absence of required certification.

OTHER TAX CONSEQUENCES

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed in the Prospectus. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                  UNDERWRITING

     Prudential Securities Incorporated (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the 2,600,000 shares of Common Stock offered hereby.

     The Company is obligated to sell, and the Underwriter is obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

     The Underwriter has advised the Company that it proposes to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus Supplement, that the Underwriter may allow to selected dealers a concession of $0.50 per share, and that such dealers may reallow a concession of $0.10 per share to certain other dealers. After the initial public offering, the offering price and the concessions may be changed by the Underwriter.

     The Company has granted the Underwriter an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to 390,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus Supplement. The Underwriter may exercise such option solely for the purpose of covering over-allotments incurred in the sale of shares of Common Stock offered hereby. To the extent such option to purchase is exercised, the Underwriter will become obligated, subject to certain conditions, to purchase such additional shares.

     The Company has agreed to indemnify the Underwriter or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Underwriter has agreed to bear certain expenses of the Company incurred in connection with the Offering.

     The Company and the executive officers of the Company have agreed that they will not, subject to certain exceptions, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exchangeable or exercisable for, any shares of Common Stock or other capital stock of the Company, for a period of 45 days and 30 days, respectively, from the date of this Prospectus Supplement, without the prior written consent of the Underwriter.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California and for the Underwriter by Brown & Wood LLP, New York, New York. Latham & Watkins and Brown & Wood LLP will rely as to certain matters of Maryland law, including the legality of the shares offered hereby, on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this Prospectus Supplement is based on the opinion of Latham & Watkins.

PROSPECTUS

                            EXCEL REALTY TRUST, INC.

                                  $250,000,000

                       DEBT SECURITIES, PREFERRED STOCK,
                  DEPOSITARY SHARES, COMMON STOCK AND WARRANTS

     Excel Realty Trust, Inc. ("Excel" or the "Company") may from time to time offer in one or more series (i) its unsecured senior debt securities (the "Debt Securities"), (ii) shares or fractional shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), (iii) shares of its Preferred Stock represented by depositary shares (the "Depositary Shares"), (iv) shares of its common stock, par value $.01 per share (the "Common Stock"), or (v) warrants to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (the "Warrants"), with an aggregate initial public offering price of up to $250,000,000 on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, terms for sinking fund payments, terms for conversion into Preferred Stock or Common Stock, and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; (iv) in the case of Common Stock, any initial public offering price; and (v) in the case of Warrants, the securities as to which such Warrants may be exercised, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on actual and constructive ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ------------------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

               The date of this Prospectus is December 12, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's Exchange Act file number is 1-12244. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on March 31, 1996, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on May 8, 1996, and Amendment No. 2 on Form 10-K/A, filed with the Commission on June 4, 1996;

          b. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, filed with the Commission on May 9, 1996, as amended by Amendment No. 1 on Form 10-Q/A, filed with the Commission on June 13, 1996;

          c. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, filed with the Commission on August 12, 1996;

          d. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, filed with the Commission on November 4, 1996;

          e. Current Report on Form 8-K, filed with the Commission on July 2, 1996;

          f. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1995; and

          g. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on July 30, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the Offered Securities, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 16955 Via Del Campo, Suite 110, San Diego, California 92127 (telephone number: (619) 485-9400).

                                  THE COMPANY

     The Company is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties which are primarily leased on a long-term basis to major retail companies throughout the United States. As of September 30, 1996, the Company owned or managed 40 shopping centers (the "Shopping Centers"), 71 single tenant properties (the "Single Tenant Properties"), three commercial properties and office buildings (the "Commercial Properties") and one additional property which is held for disposition. The Shopping Centers consist of neighborhood and community shopping centers which typically range from 100,000 to 200,000 square feet in size. The Single Tenant Properties typically are either anchor stores within shopping centers not owned by the Company or free standing properties located in commercial areas, with triple net leases which require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. The Commercial Properties consist of office buildings and commercial properties which the Company typically purchases at an attractive price to take advantage of a distressed situation or underutilized space. The Shopping Centers, Single Tenant Properties and Commercial Properties accounted for approximately 62%, 37% and 1%, respectively, of the annualized base rental income ("ABR") of the Company at September 30, 1996. As of September 30, 1996, the Company's 114 properties were located in 26 states, contained approximately 7.4 million square feet of gross leasable area ("GLA"), had an average age of seven years and were 97.3% leased.

     The Company emphasizes investments in retail properties where a substantial portion of such properties' GLA is subject to long-term net leases to national or regional retail tenants. The Company seeks to lease to national or regional retail tenants that market basic goods and services to consumers and enjoy a leading position in their respective industries.

     The Company's primary objective is to acquire, own and manage a portfolio of commercial retail properties that will provide cash for quarterly distributions to stockholders while protecting investor capital and providing potential for capital appreciation. The Company seeks to achieve this objective by (i) aggressively managing its existing properties, (ii) continuing to acquire well-located neighborhood and community shopping centers with tenants that have a national or regional presence and an established credit quality, (iii) disposing of mature properties to continually update its core property portfolio, and (iv) continuing to maintain a strong and flexible financial position to facilitate growth.

     The Company has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1987, and believes that, commencing with such taxable year, it has been organized and has operated in conformity with the requirements for qualification as a REIT under the Internal

Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it will continue to operate in such a manner, no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal taxation at regular corporate rates. As a result, such a failure would adversely affect the Company's ability to make distributions to its stockholders and could have an adverse affect on the market value and marketability of the Offered Securities.

     To ensure that the Company qualifies as a REIT, transfer of the shares of Common Stock and Preferred Stock is subject to certain restrictions, and actual or constructive ownership of capital stock by any single person is limited to 9.8% by value of such capital stock, subject to certain exceptions. The Company's Charter provides that any purported transfer in violation of the above-described ownership limitations shall be void ab initio.

     The shares of Common Stock of the Company are listed on the New York Stock Exchange under the symbol "XEL." The Company has paid regular and uninterrupted distributions on its Common Stock since it commenced operations as a REIT in 1987. These distributions have increased from $0.18 per share of Common Stock in the fourth quarter of 1987 to $0.46 per share of Common Stock for the fourth quarter of 1996. The Company intends to continue making regular quarterly distributions to its common stockholders. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

     The Company was incorporated under the laws of California in 1985 and reincorporated as a Maryland corporation in July 1993. The Company's executive offices are located at 16955 Via Del Campo, Suite 110, San Diego, California 92127, and the Company's telephone number is (619) 485-9400.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1996 was 2.19, and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 was 1.65, 1.98, 1.30, 1.20 and 1.05, respectively. To date, the Company has not issued any Preferred Stock. Therefore, the ratio of earnings to combined fixed charges and dividend requirements are unchanged from the foregoing ratios.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before real estate sales, income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization and write-off of debt discounts and issue costs, whether expensed or capitalized.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition of multi-tenant retail properties, single tenant properties or commercial properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of certain outstanding indebtedness at such time.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture, to be dated as of May 8, 1995, as amended, supplemented or modified from time to time (the "Indenture"), between the Company and The First National Bank of Boston, as trustee (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 150 Royall St., Canton, Massachusetts 02021 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

          (4) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

          (9) the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default and notice and waiver thereof or covenants set forth in the Indenture;

          (14) whether such Debt Securities will be issued in certificated or book-entry form;

          (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture;

          (17) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          (18) the terms and conditions, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (19) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth below under "Certain Covenants -- Limitations on Incurrence of Debt" and "Merger, Consolidation or Sale of Assets," the Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or to substantially reduce or eliminate the Company's assets, which may have an adverse affect on the Company's ability to service its indebtedness (including the Debt Securities) or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock" and "Description of Preferred Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     A significant number of the Company's properties are owned through its subsidiaries. Therefore, the rights of the Company and its creditors, including holders of Debt Securities, to participate in the assets of such subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries' respective creditors (except to the extent that claims of the Company itself as a creditor may be recognized).

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 150 Royall St., Canton, Massachusetts 02021, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE OF ASSETS

     For so long as the Debt Securities are outstanding, the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, only to the extent that
(a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation duly organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     The Indenture provides that the Company will comply with the covenants set forth below so long as the Debt Securities are outstanding.

     Limitations on Incurrence of Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets acquired by the Company or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt) (Section
1004).

     In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary is greater than 40% of the sum of (i) Undepreciated Real Estate Assets as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets acquired by the Company or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (Section 1004).

     In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if Consolidated Income Available for Debt Service (as defined below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge (as defined below) on the Debt of the Company and all Subsidiaries to be outstanding immediately after the incurring of such additional Debt (Section 1004).

     Maintenance of Unencumbered Total Asset Value. The Company will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries that is unsecured (Section 1014).

     Restrictions on Dividends and Other Distributions. The Company will not, in respect of any shares of any class of its capital stock, (a) declare or pay any dividends (other than dividends payable in capital stock of the Company) thereon, (b) apply any of its property or assets to the purchase, redemption or other acquisition or retirement thereof, (c) set apart any sum for the purchase, redemption or other acquisition or retirement thereof, or (d) make any other distribution, by reduction of capital or otherwise if, immediately after such declaration or other action referred to above, the aggregate of all such declarations and other actions since the date on which the Indenture was originally executed shall exceed the sum of (i) Funds from Operations (as defined below) from April 1, 1995 until the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission prior to such declaration or action and (ii) $32,800,000; provided, however, that the foregoing limitation shall not apply to any declaration or other action referred to above which is necessary to maintain the Company's status as a REIT under the Code, if the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries at such time is less than 65% of Undepreciated Real Estate Assets as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action (Section 1005).

     Notwithstanding the foregoing, the Company will not be prohibited from making the payment of any dividend within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

     Existence. Except as permitted under "Merger, Consolidation or Sale of Assets," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each of its Subsidiaries and their respective rights (charter and statutory) and franchises; provided, however, that the foregoing shall not obligate the Company or any Subsidiary to preserve any right or franchise (or, in the case of any Subsidiary, its existence) if the Company or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

     Maintenance of Properties. The Company will cause all of its Properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1007).

     Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A:VIII in Best's Key Rating Guide (Section 1008).

     Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

     Additional Covenants. Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.

     As used herein,

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Company and its Subsidiaries, (b) provision for taxes of the Company and its Subsidiaries based on income, (c) amortization of debt discount, (d) property depreciation and amortization and (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period.

     "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Debt" of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary,
(iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Funds from Operations" for any period means the Consolidated Net Income of the Company and its Subsidiaries for such period computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

     "Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in any period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

     "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets (as defined) and (ii) all other assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the amount of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Unencumbered Total Asset Value" as of any date means the sum of Total Assets which are unencumbered by any mortgage, lien, charge, pledge or security interest that secures the payment of any obligations under any Debt.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default under any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, which results in the acceleration of such indebtedness prior to its maturity, if such indebtedness so accelerated exceeds $10,000,000 in aggregate principal amount, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled in accordance with the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section
501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion hereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the best interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof or to convert any of the Debt Securities in accordance with its terms (if applicable) (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate (or change the manner of calculating the rate) or amount of interest on, or any premium payable on redemption or repayment of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security or to convert any such Debt Security in accordance with its terms (if applicable); (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security; or
(g) modify any of the conversion provisions applicable to any Debt Security in a manner adverse to the Holder thereof (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by the Company of certain covenants in the Indenture (Section 1013).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal amount of such Indexed Security on the issue date, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of not less than 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section
1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the

Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or date of redemption or repayment, as the case may be (Section 401).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation (i) to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, (ii) to convert the Debt Securities in accordance with their terms (if applicable), (iii) to register the transfer or exchange of such Debt Securities, (iv) to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, (v) to maintain an office or agency in respect of such Debt Securities and (vi) to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1010, inclusive, and
Section 1014 of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of any such Government Obligation or the specific payment of interest on or principal of any such Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, and Section 1014 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

     The Company has the authority to issue up to 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). At September 30, 1996, the Company had outstanding 15,023,564 shares of Common Stock.

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock of the Company or upon the exercise of the Warrants to purchase Common Stock issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter and Bylaws.

     Subject to the preferential rights of any other shares or series of capital stock, holders of the Company's Common Stock will be entitled to receive dividends when, as and if authorized and declared by the Board of Directors of the Company, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on the Preferred Stock. See "Description of Preferred Stock." Upon the distribution of assets upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all known debts and liabilities of the Company and any preferential amounts owing with respect to any outstanding Preferred Stock. Subject to certain provisions of Maryland law and the Company's Charter and Bylaws, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of the Company's Common Stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. Holders of Common Stock also will have no conversion, sinking fund, redemption, preference or exchange rights. The Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

RESTRICTIONS ON OWNERSHIP

     With certain exceptions, the Company's Charter provides that no person may own, actually or constructively, more than 9.8% by value of the Company's capital stock. See "Restrictions on Ownership of Capital Stock."

TRANSFER AGENT

     The Registrar and Transfer Agent for the Company's Common Stock is The First National Bank of Boston.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $.01 per share. No shares of Preferred Stock are outstanding as of the date hereof.

     Under the Company's Charter, shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors, generally without the approval of the stockholders. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law and the Company's Charter to adopt resolutions and file Articles Supplementary (the "Articles Supplementary") with the State Department of Assessments and Taxation of Maryland, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then market price of such shares.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter (including the applicable Articles Supplementary) and Bylaws.

GENERAL

     Subject to limitations prescribed by Maryland law and the Company's Charter and Bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the series of Preferred Stock offered thereby for specific terms, including:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) The provisions for a sinking fund, if any, for such Preferred
     Stock;

          (7) The provisions for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

          (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

          (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (12) In addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; and

          (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Company's Charter for these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will have the rights with respect to payment of dividends set forth below.

     Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared and authorized by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of Preferred Stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of preferred stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company).

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in violation of the ownership limitations set forth in the Charter.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement and Articles Supplementary), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders or record of at least 10% of the shares of Preferred Stock of any series so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting, until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Charter (including the Articles Supplementary for such series of Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     With certain restrictions, the Company's Charter provides that no person may own, actually or constructively, more than 9.8% by value of the Company's capital stock. See "Restrictions on Ownership of Capital Stock."

                        DESCRIPTION OF DEPOSITARY SHARES
GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in a violation of the Ownership Limit.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption and surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or wilful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITORY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currencies in which the price or prices of such Warrants may be payable; (5) the designation, amount and terms of the Offered Securities purchasable upon exercise of such Warrants; (6) the designation and terms of the other Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (7) if applicable, the date on and after which such Warrants and the Offered Securities purchasable upon exercise of such Warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the Offered Securities purchasable upon exercise of such Warrants may be purchased; (9) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such Warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain Federal income tax considerations; and (13) any other material terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     The Company's Charter provides, subject to certain exceptions specified therein, that no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% by value (the "Ownership Limit") of the outstanding capital stock of the Company. The Charter further provides that any purported issuance or transfer of capital stock in violation of the Ownership Limit shall be void ab initio. If shares of capital stock in excess of the Ownership Limit, or shares of capital stock that would cause the Company to be beneficially owned by less than 100 persons, are issued or transferred to any person, the Charter provides that, subject to certain exceptions, the intended transferee will acquire no rights in the stock. Shares of capital stock transferred in excess of the Ownership Limit, or shares of capital stock otherwise resulting in beneficial ownership of the Company being vested in fewer than 100 persons or loss of the Company's REIT status (collectively, an "Excess Transfer"), will automatically be transferred to an independent trustee for the benefit of one or more charitable organizations to be selected by the Company. While held by such trustee, the Charter provides that such shares will continue to have voting and dividend rights and will remain outstanding. The trustee may transfer such shares to any person whose ownership will not violate the Ownership Limit or the other limitations applicable to the intended transferee. If such a transfer is made by the trustee, the sale proceeds shall be paid to the intended transferee to the extent of the lesser of (a) the price paid by the intended transferee for the shares in the Excess Transfer (or, if the Excess Transfer was a gift or similar transaction, the market value of such shares at the time of the Excess Transfer) and (b) the price realized by the trustee on the sale or other disposition of such shares; any remaining proceeds, together with any dividends received by the trustee, will be paid to the charitable beneficiaries. The Charter also provides that shares of capital stock held by the trustee will be subject to a purchase option in favor of the Company for a 90-day period following the Excess Transfer.

     The constructive ownership rules are complex and may cause Common Stock or Preferred Stock owned actually or constructively by a group of related individuals and/or entities to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% by value of the capital stock of the Company (or the acquisition of an interest in an entity which owns such capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% by value of the capital stock, and thus subject such capital stock to the Ownership Limit.

     The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors will require a ruling from the Internal Revenue Service (the "IRS"), opinions of counsel or other evidence satisfactory to the Board of Directors with respect to preserving the REIT status of the Company. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as REIT. Except as otherwise described above, any change of the Ownership Limit would require an amendment to the Charter of the Company. Such amendments require the affirmative vote of holders owning a majority of the outstanding shares of Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

     All certificates representing shares of Common Stock and Preferred Stock will bear a legend referring to the restrictions described above.

     All persons who own, actually or constructively, more than a specified percentage of the outstanding shares of Common Stock or Preferred Stock must file an affidavit with the Company containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each such stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                      TO THE COMPANY OF ITS REIT ELECTION

     The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation

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

relating to holders of Offered Securities. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

     General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1987. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, commencing with such taxable year, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in a manner so as to qualify or remain qualified.

     The REIT provisions of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

     In the opinion of Latham & Watkins, the Company is organized in conformity with the requirements for qualification as a REIT, and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon such assumptions and certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its

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

REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally, a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest corporate tax rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19 and that such treatment is not modified by certain revenue proposals in the Administration's 1997 Budget Proposal.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

     The Company has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). In addition, the Company's Charter provides (and the Articles Supplementary for any series of Preferred Stock will provide) for restrictions regarding ownership and transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining to a particular series of Preferred Stock are described in "Description of Preferred Stock -- Restrictions on Ownership." In addition, a corporation may not elect to be taxed as a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

     The Company owns and operates a number of properties through wholly-owned subsidiaries (the "QRSs"). The Company has owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. Code
Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that the QRSs are qualified REIT subsidiaries.

     The Company also owns and operates a number of properties through partnerships. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. Certain special tax risks which may arise as a result of the Company investing in certain properties through partnerships are described below under the heading "-- Other Tax Matters." The Company has direct control of the partnerships in which it is a partner and has operated and intends to continue to operate such partnerships consistent with the requirements for qualification as a REIT.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, subject to certain exceptions in the year in which the Company is liquidated, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. See "-- Sales or Dispositions of Assets."

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the Board of Directors of the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT), (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services which are not usually or customarily rendered in connection with the rental of space for occupancy only or which are considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

     ERT Development Corporation ("ERT") receives fees in exchange for the performance of certain development activities. Such fees will not accrue to the Company, but the Company will derive dividends from ERT, which qualify under the 95% gross income test, but not the 75% gross income test. The Company believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person.

However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions are generally expected to be available if the Company can establish that its failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company would not qualify as a REIT. As discussed above under "-- General," even if these relief provisions apply, a 100% tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% gross income test. In such case, the Company would cease to qualify as a REIT.

     Sales or Dispositions of Assets. The Company, as a REIT, is generally subject to two restrictions that limit its ability to sell real property. First, as previously discussed, to qualify as a REIT, the Company must satisfy a 30% gross income limitation. Under this limitation, less than 30% of its gross income may be derived from the sale or disposition of (i) stock or securities held for less than one year, (ii) property (excluding certain property obtained through foreclosure) in which the Company is a "dealer," and (iii) real property held for less than four years. Gain from the sale or disposition of certain real property received in foreclosure or from involuntary conversion (e.g., eminent domain or accidental destruction) of any real property is not counted in the 30% income limitation calculation. Second, the Company is subject to a tax of 100% on its gain (i.e., the excess, if any, of the amount realized over the Company's adjusted basis in the property) from each sale of property (excluding certain property obtained through foreclosure) in which it is a dealer. In calculating its gains subject to the 100% tax, the Company is not allowed to offset gains on sales of property with losses on other sales of property in which it is a dealer.

     Under the Code, the Company would be deemed to be a dealer in any property that the Company holds primarily for sale to customers in the ordinary course of its business. Such determination is a factual inquiry, and absolute legal certainty of the Company's status generally cannot be provided. However, the Company will not be treated as a dealer in real property for either the 30% gross income limitation or the 100% tax if (i) it has held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) the Company either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year or (b) the aggregate tax basis of property sold is 10% or less of the aggregate tax basis of all assets of the Company as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Company derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale. However, the failure of the Company to meet these "safe harbor" requirements does not necessarily mean that it is a dealer in real property.

     Based on these rules, if the Company sells a property that it has held more than four years and the Company satisfies the seven sales/10% tax basis safe harbor described above, such sale will not cause the Company to violate the 30% gross income limitation and thereby lose its REIT status, or result in the imposition of the 100% tax on the gain. Even if the Company's disposition of property does not qualify for the safe harbor, the Company can maintain its REIT status by limiting sales so that the potential gain would not exceed the 30% gross income limitation. However, because any dealer gain that is not covered by the safe harbor is subject to the 100% tax, any sale not covered by the safe harbor creates a risk that the REIT will be considered to be a dealer in real property. Although any risk from a single isolated sale may be small, the more regular, continuous, and ongoing the Company's sales of assets are, the more likely the Company will be treated as a dealer with respect to sales or dispositions of real property. Moreover, except for certain sales of property obtained through foreclosure, all sales, including sales of property held less than four years, count toward the seven sales/10% tax basis safe harbor for purposes of determining whether the Company qualifies for the safe harbor on any sales of property held for four years or more. Furthermore, once the Company has

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

exceeded the seven sales/10% tax basis safe harbor, gain from all sales and not just the gain from sales in excess of such safe harbor are potentially subject to the 100% tax.

     The Company may be able to avoid triggering gain for purposes of the 30% gross income limitation on real property it has held less than four years if it exchanges such property for other property in a transaction that qualifies as a like-kind exchange under the Code, because the like-kind exchange provisions result in the deferral of gain. The like-kind exchange provisions of the Code, however, are not available to the Company on any property that it holds primarily for sale rather than investment or the production of income. An exchange of property for tax purposes that does not qualify for like-kind exchange treatment or some other nonrecognition provision is treated the same as a sale for cash. The Company may dispose of certain properties that it has held less than four years in transactions intended to qualify as like-kind exchanges. The Company intends to limit the gain realized from such transactions such that if it were to be required to immediately recognize all such gain it would nevertheless continue to satisfy the 30% income limitation. However, the failure of the transaction to qualify as a like-kind exchange could subject the Company to the 100% tax on its gains as described above even though the 30% income limitation was satisfied.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) must be represented by real estate assets including (i) real estate assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest and
(ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of assets held by partnerships in which the Company owns an interest) may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Company currently holds 100% of the stock of each of the QRSs. As set forth above, the asset tests provide that a REIT may not own securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the REIT's total assets. However, if the Company's subsidiaries are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Because the QRSs will be treated as "qualified REIT subsidiaries," the Company's ownership of the stock of the QRSs will not cause the Company to fail the asset tests.

     The Company owns 100% of the nonvoting preferred stock of ERT. Such shares of nonvoting preferred stock will not constitute voting securities for purposes of the asset tests. Furthermore, the Company has not owned and will not own any of the voting securities of ERT. Therefore, the Company will not be considered to own more than 10% of the voting securities of such corporation. In addition, the Company believes (and has represented to tax counsel to the Company for purposes of its opinion, as described above) that the value of its securities of ERT have not exceeded 5% of the total value of the Company's assets, and will not exceed such amount in the future. Latham & Watkins, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the representation of the Company to such effect. No independent appraisals have been obtained to support this conclusion.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and by excluding the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the excess of the sum of certain items of non-cash income over 5% of "REIT taxable income" as described in clause (A)(i) above. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet these distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the Offered Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

OTHER TAX MATTERS

     Certain of the Company's investments are through partnerships which may involve special tax risks. Such risks include possible challenge by the IRS of
(a) allocations of income and expense items, which could affect the computation of income of the Company and (b) the status of the partnerships as partnerships (as opposed to associations or publicly traded partnerships taxable as corporations) for income tax purposes. If any of the partnerships is treated as an association or a publicly traded partnership, it would be taxable as a corporation. In such a situation, if the Company's ownership in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's total assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for the Company to qualify as a REIT for the taxable year in which such distribution was received. In addition, in such a situation, the interest in any of the partnerships held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its share of losses generated by the partnerships in computing its taxable income. See "Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the partnerships will be treated for tax purposes as a partnership (and not as an association or a publicly traded partnership taxable as a corporation). However, no assurance can be given that the IRS may not successfully challenge the tax status of any of the partnerships.

     A portion of the cash to be used by the Company to fund distributions to its stockholders comes from ERT through dividends on nonvoting preferred stock held by the Company. ERT does not qualify as a REIT and pays federal, state and local income taxes on its taxable income at normal corporate rates. The federal, state and local income taxes that ERT is required to pay reduces the cash available for distribution by the Company to its stockholders.

     As described above, the value of ERT's nonvoting preferred stock held by the Company cannot exceed 5% of the value of the Company's total assets at the end of any calendar quarter in which the Company acquires such securities or increases its interest in such securities. See "-- Taxation of the Company as a REIT -- Asset Tests." This limitation may restrict the ability of ERT to increase the size of its business unless the value of the assets of the Company is increasing at a commensurate rate.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from any entity for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts, concessions and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1994, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 incorporated by reference herein have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                PAGE
                                                ----
Prospectus Supplement Summary.................   S-3
Risk Factors..................................   S-6
The Company...................................  S-10
Use of Proceeds...............................  S-14
Capitalization................................  S-15
Selected Consolidated Financial Data..........  S-16
Price Range of Common Stock and
  Distributions...............................  S-17
Business and Properties.......................  S-18
Management....................................  S-28
Certain Indebtedness..........................  S-30
Certain Federal Income Tax Considerations to
  Holders of Common Stock.....................  S-30
Underwriting..................................  S-36
Legal Matters.................................  S-36

                  PROSPECTUS
                                                PAGE
Available Information.........................     2
Incorporation of Certain Documents by
  Reference...................................     2
The Company...................................     3
Ratio of Earnings to Fixed Charges............     4
Use of Proceeds...............................     4
Description of Debt Securities................     4
Description of Common Stock...................    16
Description of Preferred Stock................    17
Description of Depositary Shares..............    22
Description of Warrants.......................    26
Restrictions on Ownership of Capital Stock....    26
Certain Federal Income Tax Considerations to
  the Company of its REIT Election............    27
Plan of Distribution..........................    35
Experts.......................................    35

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                                2,600,000 Shares
                                  EXCEL REALTY
                                  TRUST, INC.
                                  Common Stock

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                             PROSPECTUS SUPPLEMENT
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                       PRUDENTIAL SECURITIES INCORPORATED
                               December 12, 1996
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